Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

India Globalization Capital Inc.

EVOLVE I, INC.

Jay Bohannon, individually and as Sellers’ Representative

And

The Individual Sellers listed on Exhibit A

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of May 11, 2020 (this “SPA”, “Agreement”), is effective April 1, 2020, and is made and entered into by and among India Globalization Capital, Inc. (“IGC”), a Maryland corporation, or as assigned to an affiliate by IGC (the “Purchaser”), Jay Bohannon in his capacity as shareholder and “Sellers’ Representative”, each of the individuals listed on Exhibit A hereto (together with the Sellers’ Representative collectively, the “Sellers”), and Evolve I Inc., a Washington corporation (the “Company”).

RECITALS

R-1.     The Sellers own in the aggregate approximately eighty percent (80%) amounting to 3000 shares of the issued and outstanding shares of common stock of the Company (the “Stock”) in the amounts and percentages set forth next to their respective names on Exhibit A.

R-2.     Evolve I acquired Drenched and GTI (the “Merger”)

R-3      Evolve1 Inc. will change its status from a corporation to a Limited Liability Company

R-4.     On February 14, 2020 the Company and India Globalization Capital, Inc. entered into that certain subscription agreement under which the Purchaser subscribed for Seven Hundred Fifty (750) shares of common stock of the Company representing as of the effective date of such subscription twenty percent (20%) of the issued and outstanding shares of common stock of the Company (the “Share Subscription Agreement”). The Share Subscription Agreement was subsequently assigned to an affiliate Holi Hemp, LLC.

R-5.     Contemporaneously with the execution of the Share Subscription Agreement, the Sellers and the Purchaser entered into that certain option agreement under which the Sellers granted the Purchaser an option (the “Option”) to buy the Stock (the “Option Agreement”).

R-6.     The Purchaser exercised the Option under the Option Agreement.

R-7.      The Purchaser wishes to purchase from the Sellers, and the Sellers wish to sell to the Purchaser, all of the Stock pursuant to the terms of this Agreement.

R-8.     Certain capitalized terms used in the text of this Agreement, but not defined therein, have the meanings ascribed to such terms in Article XI of this Agreement.

R-9.     The Certain capitalized terms used in the text of this Agreement, but not defined therein, have the meanings ascribed to such terms in Article XI of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1.

SALE AND PURCHASE OF THE STOCK

Section 1.01     Sale and Purchase of the Stock; Closing Transactions. The Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, as of the Closing, all of the Sellers’ right, title and interest in and to the Stock of Evolve1for an aggregate amount of up to Five Million Seven Hundred Fifty One Thousand Six Hundred Thirty Dollars ($5,751,630.00) (the “Purchase Price”) payable in accordance with Sections 1.02 and 1.03 and comprised of the aggregate of the following:

(i)     Two Hundred and Twenty Nine Thousand Five Hundred Ninety Dollars ($229,590.00) in cash at Closing (the “Closing Cash Consideration”);

(ii)     Twenty Two Thousand Two Hundred Forty Dollars ($22,240) payable by delivery to Sellers at Closing of Twenty Two Thousand Forty (22,040) Shares (the “Closing Stock Consideration” and together with the Closing Cash Consideration, the “Closing Consideration”) of India Globalization Capital, Inc., a Maryland corporation and sole member of Purchaser (“IGC”) ;

(iii)      Fifty Thousand Dollars ($50,000) payable in cash within ten (10) days following Buyer’s good faith determination that the Facility may commence production of the Product and said production has commenced (the “Facility Cash Consideration”);

(iv)     One Hundred Thousand Dollars ($100,000), payable by the delivery to Sellers, within ten (10) days following Buyer’s good faith determination that the Facility may commence production of the Product and said production has commenced, of One Hundred Thousand (100,000) IGC Shares (the “Facility Stock Consideration” and together with the Facility Cash Consideration, the “Facility Consideration”);

(v)      One Hundred Thousand Dollars ($100,000) payable in cash within ten (10) days after the date on which the sale of the first three thousand (3,000) units of the Product produced in the Facility is completed (the “Sales Cash Consideration”);

(vi)     One Hundred Thousand Dollars ($100,000) payable by the delivery to Sellers, within ten (10) days after the date on which the sale of the first three thousand (3,000) units of the Product produced in the Facility is completed, of One Hundred Thousand (100,000) IGC Shares (the “Sales Stock Consideration”, and together with the Facility Sales Cash Consideration, the “Sales Consideration”);

(vii)     Fifty Thousand Dollars ($50,000) payable in cash within ten (10) days after receipt of the Current Good Manufacturing Practice (“CGMP”) certification from the U.S Food and Drug Administration (“FDA”) in the name of the Purchaser (the “Approval Cash Consideration”);

(viii)     One Hundred thousand Dollars ($100,000) payable by the delivery to Sellers, within ten (10) days after receipt of the CGMP certification by the FDA for the Purchaser, of One Hundred Thousand (100,000) IGC Shares (the “Approval Stock Consideration” and together with the Approval Cash Consideration, the “Approval Consideration”); and

(ix)     the amount of any Earn-Out Consideration payable pursuant to Section 1.03 below.

Section 1.02     Payment of Initial Consideration. The Closing Consideration and the remaining portion of the Initial Consideration shall be payable at the Closing or, as applicable, on the date it becomes payable pursuant to Subsections 1.01(i)-(ix) as follows:

(a)     The Purchaser shall deliver, on the applicable date upon which each such payment becomes due, by wire transfer of immediately available funds, to the accounts designated by Sellers’ Representative, an amount equal to the Cash Closing Consideration, Facility Cash Consideration, Sales Cash Consideration or Approval Cash Consideration, as applicable; and

(b)     The Purchaser shall deliver, on the applicable date upon which each such payment becomes due, an assignment instrument evidencing the transfer in favor of each Seller of their Proportional Share of the Closing Stock Consideration, Facility Stock Consideration, Sales Stock Consideration, or Approval Stock Consideration, as applicable, together with stock certificates issued by IGC in the name of each Seller representing their Proportional Share of the Stock Closing Consideration, Facility Stock Consideration, Sales Stock Consideration, or Approval Stock Consideration, as applicable.

Section 1.03     Earn-Out Consideration.

(a)     Subject to the limitations set forth in this Section 1.03, after the Closing, and in addition to the Initial Consideration, the Purchaser shall pay to each Seller, as additional consideration for the Stock, such Seller’s Proportional Share of a total aggregate earn-out payment based on the Company’s Profit (the “Profit Earn-Out Consideration”), and Net Revenue (the “Revenue Earn-Out Consideration” and together with the Profit Earn-Out Consideration, the “Earn-Out Consideration”) for each of the first three (3) full Fiscal Years following the Closing (such three year period, the “Earn Out Period”) provided that for each Earn Out Year, in order for any Earn-Out Consideration to become payable, the Target Margin for such Earn Out Year must also be reached.

(b)     Within sixty (60) days following the end of Earn Out Year 1, if the Profit Margin of the Company for Earn Out Year 1 is at least equal to the Year 1 Margin Target, then:

(i)      If the Profit of the Company for Earn Out Year 1 equals or exceeds the Year 1 Profit Target, the Purchaser shall pay to Sellers the aggregate amount of Three Hundred Sixty Thousand Seven Hundred Two Dollars ($360,702) (the “Maximum Year 1 Profit Earn Out”);

provided, however, that if the Company’s Profit for Earn Out Year 1 is less than the Year 1 Profit Target, the Purchaser shall pay to the Sellers an aggregate amount equal to the product of (x) (A) the actual Profit of the Company for Earn Out Year 1, divided by (B) the Year 1 Profit Target; multiplied by (y) the Maximum Year 1 Profit Earn Out.

(ii)     If the Net Revenue of the Company for Earn Out Year 1 equals or exceeds the Year 1 Revenue Target, then Purchaser shall pay to Sellers the aggregate amount of Five Hundred Forty Nine Thousand One Hundred Forty Nine Dollars ($549,149) (the “Maximum Year 1 Revenue Earn Out”); provided, however, that if the Company’s Net Revenue for Earn Out Year 1 is less than the Year 1 Revenue Target, the Purchaser shall pay to the Sellers an aggregate amount equal to the product of (x)(A) the actual Net Revenue of the Company for Earn Out Year 1, divided by (B) the Year 1 Revenue Target; multiplied by (y) the Maximum Year 1 Revenue Earn Out.

(c)     Within sixty (60) days following the end of Earn Out Year 2, if the Profit Margin of the Company for Earn Out Year 2 is at least equal to the Year 2 Margin Target, then:

(i)     If the Profit of the Company for Earn Out Year 2 equals or exceeds the Year 2 Profit Target, the Purchaser shall pay to Sellers the aggregate amount of Seven Hundred Ninety One Thousand Eight Hundred Thirty Two Dollars ($791,382) (the “Maximum Year 2 Profit Earn Out”); provided, however, that if the Company’s Profit for Earn Out Year 2 is less than the Year 2 Profit Target, the Purchaser shall pay to the Sellers an aggregate amount equal to the product of (x) (A) the actual Profit of the Company for Earn Out Year 2, divided by (B) the Year 2 Profit Target; multiplied by (y) the Maximum Year 2 Profit Earn Out.

(ii)     If the Net Revenue of the Company for Earn Out Year 2 equals or exceeds the Year 2 Revenue Target, then Purchaser shall pay to Sellers the aggregate amount of Seven Hundred Ninety Six Thousand Two Hundred Sixty Six Dollars ($796,266) (the “Maximum Year 2 Revenue Earn Out”); provided, however, that if the Company’s Net Revenue for Earn Out Year 2 is less than the Year 2 Revenue Target, the Purchaser shall pay to the Sellers an aggregate amount equal to the product of (x)(A) the actual Net Revenue of the Company for Earn Out Year 2, divided by (B) the Year 2 Revenue Target; multiplied by (y) the Maximum Year 2 Revenue Earn Out.

(d)     Within sixty (60) days following the end of Earn Out Year 3, if the Profit Margin of the Company for Earn Out Year 3 is at least equal to the Year 3 Margin Target, then:

(i)     If the Profit of the Company for Earn Out Year 3 equals or exceeds the Year 3 Profit Target, the Purchaser shall pay to Sellers the aggregate amount of One Million Three Hundred Forty Seven Thousand Nine Hundred Sixteen Dollars ($1,347,916) (the “Maximum Year 3 Profit Earn Out”); provided, however, that if the Company’s Profit for Earn Out Year 3 is less than the Year 3 Profit Target, the Purchaser shall pay to the Sellers an aggregate amount equal to the product of (x) (A) the actual Profit of the Company for Earn Out Year 3, divided by (B) the Year 3 Profit Target; multiplied by (y) the Maximum Year 3 Profit Earn Out.

(ii)     If the Net Revenue of the Company for Earn Out Year 3 equals or exceeds the Year 3 Revenue Target, then Purchaser shall pay to Sellers the aggregate amount of

One Million One Hundred Fifty Four Thousand Five Hundred Eighty Five Dollars ($1,154,585) (the “Maximum Year 3 Revenue Earn Out”); provided, however, that if the Company’s Net Revenue for Earn Out Year 3 is less than the Year 3 Revenue Target, the Purchaser shall pay to the Sellers an aggregate amount equal to the product of (x)(A) the actual Net Revenue of the Company for Earn Out Year 3, divided by (B) the Year 3 Revenue Target; multiplied by (y) the Maximum Year 3 Revenue Earn Out.

(iii)     In a single fiscal year if Evolve1 exceed their Profit Target, Evolve1 will receive 5% commission on exceeded profit earned.

(d)     For the avoidance of doubt, the parties acknowledge that the Purchaser shall only be obligated to pay any Earn-Out Consideration for a particular Earn Out Year pursuant to this Section 1.03 if the Company’s Profit Margin for such Earn Out Year is at least equal to the Target Margin for such Earn Out Year, and no Earn-Out Consideration shall be earned or payable for any Earn Out Year for which the Company’s Profit Margin is less than the applicable Target Margin for such Earn Out Year.

(e)     The Purchaser’s obligation to pay all or a portion of the Earn-Out Consideration corresponding to one Earn Out Year to the Sellers shall not obligate the Purchaser to pay all or a portion of the Earn-Out Consideration any other Earn Out Year.

(f)     For the avoidance of doubt, subject to the terms set forth in this Section 1.03, Purchaser shall pay each Seller such Seller’s Proportional Share of the Earn Out Consideration corresponding to the portion of the Earn Out Year during which such Seller continues to be employed by the Company, or the Purchaser. Purchaser shall not be liable to any Seller for any payment of Earn Out Consideration corresponding to any Earn Out Year or portion thereof during which such Seller was not employed by the Company, or the Purchaser.

(g)     The Sellers shall receive 60% of the Earn Out Consideration described in this Section 1.03 for any Earn Out Year in equivalent IGC shares, and the Sellers shall have the right to elect to receive the remaining 40% of Earn Out Consideration for the Earn Out Year in cash or in IGC shares. The above notwithstanding, the total number of shares that the Seller can receive shall be no more than 6 million with the remainder in cash. The Seller shall, by written notice to the Purchaser delivered at least thirty (30) days prior to the end of the applicable Earn Out Year, indicate to the Purchaser the ratio of cash and stock that they wish to receive for the particular year.

(h)     Earn Out Consideration in IGC Shares will be valued on a 15 days VWAP beginning and including the first trading day after IGC’s Fiscal Year End.

(i)     Subject to the terms, conditions and limitations of Article VIII, in the event Purchaser or any Purchaser Indemnitee suffers any Losses for which the Purchaser Indemnitees have reasonably determined to be entitled to recovery under Article VIII, the Purchaser may offset an amount equal to such Losses against any portion of Earn-Out Consideration that become due and payable, or that are estimated to become due and payable, pursuant to this Section 1.03.

Section 1.04     Withholding Tax. The Purchaser is authorized to, and may, deduct and withhold from the Initial Consideration, the Earn-Out Consideration, and any other consideration otherwise payable or deliverable pursuant to this Agreement such amounts that the Purchaser is required to deduct and withhold (or, where a payment is made on behalf of the Company, such amounts as the Company would be required to deduct and withhold) under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign Tax law with respect to the making of such payment, which deducted or withheld amounts shall be remitted to the appropriate Taxing Authorities in accordance with applicable Law. To the extent that amounts are so withheld by the Purchaser and paid over to the applicable Taxing Authorities, such amounts will be treated for all purposes as having been paid to the Sellers.

Section 1.05     Closing. Subject to the terms and conditions contained in this Agreement, the closing (the “Closing”) of the transactions contemplated by this Agreement and the other Transaction Documents (the “Contemplated Transactions”) will take place by conference call and the exchange of scanned signature pages via facsimile or PDF email attachment on the date of this Agreement (the “Closing Date”). To the extent permitted by Law and GAAP, for tax and accounting purposes, the parties will treat the Closing as being effective as of 11:59 pm EST on the Closing Date (the “Effective Time”).

Section 1.06     In the event of a disagreement about the Net Revenue and Profit, that is not resolved by the Buyer and Seller, the Parties agree that the statutory auditors of IGC perform an agreed upon procedure to validate that the specific procedures, calculations and methods agreed to in the SPA were correctly applied in arriving at the annual Net Revenue and Profit of the Company. The Parties will not require a written report but will rely on an email confirmation by the auditor.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Sellers and the Company represent and warrant to the Purchaser as set forth in this Article II as of the Closing Date. Except for Section 2.01, 2.02, 2.05 and 2.06, for purposes of this Article II, the “Company” shall be deemed to include Drenched and GTI, and the representations and warranties contained in this Article II shall be deemed to be made with respect to Drenched and GTI and to be true and correct as of the date immediately prior to the Merger.

Section 2.01     Organization and Qualification. The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Washington, and has the corporate power and authority to own, operate and lease its Assets and to carry on the Business. The Company is duly licensed or qualified to conduct business as a foreign entity and is in good standing in each jurisdiction where the nature of its business or the ownership, operation or leasing of its Assets makes such qualification necessary.

Section 2.02     Authority; Binding Effect. The Company has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the Contemplated Transactions have been duly and validly approved by the Company and have been duly authorized by all necessary action. This Agreement and the other Transaction Documents to which the Company is a party have been or, as of the Closing Date, will be, as the case may be, duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company (assuming this Agreement and the other Transaction Documents to which the Company is a party have been or, as of the Closing Date, will be, as the case may be, duly executed and delivered by the other parties hereto and thereto and constitute legal, valid and binding obligations of such other parties), enforceable in accordance with their respective terms, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effects of general equitable principles.

Section 2.03     Consents and Approvals; No Violations. Neither the execution, delivery or performance by the Company of this Agreement or the other Transaction Documents to which it is a party nor the consummation by it of the Contemplated Transactions will (a) conflict with or result in any breach of any provision of the Company’s articles of incorporation, as amended (the “Articles”), or the bylaws of the Company (the “Bylaws” and together with the Articles, the “Company’s Organizational Documents”), (b) require any filing with or notification to, or permit, authorization, consent or approval of, any Governmental Entity or other Person, , all of which have been made or obtained..: (i) conflict with or violate any Law applicable to the Company or its Assets or Business; (ii) conflict with, result in a violation or breach of, constitute a default (or an event that with notice or lapse of time or both would reasonably be expected to become a default) or give rise to or result in any loss of a material benefit or right of termination, amendment or acceleration under any material note, bond, mortgage, Lien, indenture, lease, license, Contract, agreement or other instrument or obligation to which the Company is a party or by which any of the Company’s Assets or Business may be bound which are otherwise not satisfied prior to Closing; or (iii) result in or require the creation or imposition of, or result in the acceleration of, any Indebtedness or material Lien, or with respect to, the Company or its Assets or Business which are otherwise not be satisfied prior to Closing.

Section 2.04     Indebtedness. The Company has no outstanding Indebtedness.

Section 2.05     Capitalization.

(a)     The Stock constitutes approximately eighty percent (80%) amounting to 3000 shares of all of the issued and outstanding shares of stock in the Company. There are no Liens on or with respect to the Stock and, upon the sale of the Stock by the Sellers to the Purchaser, the Purchaser will acquire good, valid, legal and equitable title to such Stock, free and clear of all Liens and any other restriction (except restrictions on transfer under the provisions of applicable federal, foreign and state securities Laws). Upon the sale of the Stock to the Purchaser by the Sellers as contemplated by this Agreement, the Purchaser will own all of the issued and outstanding equity of the Company. The Company does not own, or have any contract to acquire, any interest in any Person.

(b)     There are no outstanding: (i) securities convertible into or exchangeable for the stock in the Company; (ii) rights to purchase or subscribe for stock in the Company; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any stock in the Company, any such convertible or exchangeable securities or any such options, warrants or rights. There is no outstanding right, option or other agreement of any kind to purchase or otherwise to receive from the Company, or the Sellers, any ownership interest in the Company, and there is no outstanding right or security of any kind convertible into such ownership interest. There are no voting trusts, proxies, powers of attorney, or other similar agreements or understandings with respect to the Stock. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of the Stock or to make any equity or debt investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 2.06     Organizational Documents. Attached to Schedule 2.06 are true and complete copies of the Company’s Organizational Documents, as in effect on the date of this Agreement. The Company is not in violation of any of the provisions of the Company’s Organizational Documents.

Section 2.07     Litigation; Compliance with Law; Licenses.

(a)     There are: (i) no claims, actions, suits, proceedings or investigations by any Person pending against or, to the Knowledge of the Company, threatened against, relating to or affecting, the Company, the Business, the Assets, or any employee, officer, director, shareholder, or independent contractor of the Company in their capacities as such, and (ii) no orders of any Governmental Entity or arbitrator outstanding against the Company, the Business, the Assets, or any current or, to the Knowledge of the Company, former employee, officer, director, or independent contractor of the Company in their capacities as such, or that would reasonably be expected to prevent or enjoin, or delay in any respect, consummation of the Contemplated Transactions.

(b)     The Company has complied and is in compliance in all material respects with all Laws applicable to the Company, the Business and the Assets. The Company has not received written or, to the Knowledge of the Company, oral notice from any Governmental Entity or other Person of any violation of Law applicable to the Company, the Business or the Assets. No violations are or have been recorded in respect of any such License and no proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any such License. The Company has delivered to Purchaser, prior to the execution of this Agreement, true, correct and complete copies of all Licenses applicable to the Company, the Business or the Assets.

Section 2.08     Financial Statements. The Sellers have delivered to the Purchaser the compiled financial statements of the Company as of December 31, 2019 (including balance sheet, income statement and statement of cash flows) as of February 29, 2020 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2019, (ii) obligations under contracts and commitments incurred in the ordinary course of business, and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

Section 2.09     Absence of Undisclosed Liabilities. There are no liabilities or obligations of any nature whatsoever (whether accrued, absolute or contingent, matured or unmatured and whether or not the amount thereof is readily ascertainable) of the Company that are not reflected, or reserved against, on the Financial Statements and that would be required by GAAP to be so reflected or reserved against, except for those liabilities or obligations that (a) have been incurred after December 31, 2019 in the ordinary course of business consistent with past practice, (b) are not material to the Business, Assets, operations, financial condition or results of operations of the Business, or (c) arise under this Agreement.

Section 2.10     Absence of Specified Changes. A Since December 31, 2019 there has not been:

(a)     any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)     any damage, destruction or loss, whether or not covered by insurance;

(c)     any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)     any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business;

(e)     any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)     any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)     any resignation or termination of employment of any officer or Key Employee of the Company;

(h)     any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)     any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)     any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k)     any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)     receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)     to the Knowledge of the Company, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n)     any arrangement or commitment by the Company to do any of the things described in this Subsection 2.10.

Section 2.11     Tax Matters.

(a)     The Company has timely filed or caused to be timely filed all Tax Returns required to be filed by it under applicable Tax Laws. All such Tax Returns were, when filed, and continue to be, true, correct and complete in all respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by the Taxing Authority of any jurisdiction in which the Company does not file Tax Returns or pay Taxes that the Company is subject to taxation or that it has an obligation to file any Tax Returns by that jurisdiction.

(b)     All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets or the Company.

(c)     The reserves for Taxes reflected in the Financial Statements of the Company (rather than any notes thereto) are adequate to cover all unpaid Taxes of the Company for all taxable periods thereof through the date of such balance sheet and such reserves for Taxes as adjusted for operations and transactions and the passage of time through the Closing Date in accordance with past custom and practice of the Company are adequate to cover all unpaid Taxes of the Company accruing through the Closing Date.

(d)     The Company has timely withheld and paid, in each case, in the manner prescribed by Law, all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, partner or other third party.

(e)     No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received in writing from any Taxing Authority (i) any notice indicating an intent to commence any audit or other review or (ii) any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any authority against the Company. Schedule 2.11(e) lists all federal, state, local and foreign Tax Returns filed since January 1, 2016 (or for which the statute of limitations has not yet expired) (except for IRS Forms 941 and the state equivalents which the Company has filed each quarter) with respect to the Company and indicates which (if any) of such Tax Returns have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No issues relating to Taxes were raised in writing by the relevant Taxing Authority during any presently pending audit or examination, and no issues relating to Taxes were raised in writing by the relevant Taxing Authority in any completed audit or examination that could reasonably be expected to recur in a later Taxable period. No power of attorney on behalf of the Company with respect to any Tax matter is currently in force except as described on Schedule 2.11(e).

(f)     The Company has been a corporation validly electing to be treated as an S corporation within the meaning of Code Sections 1361 and 1362 (and under each analogous or similar provision of state or local law in each jurisdiction where it is required to file a Tax Return and such treatment is legally available) at all times since inception, and except to the extent affected by the Contemplated Transactions, the Company will be a corporation treated as an S corporation within the meaning of Code Sections 1361 and 1362 (and under each analogous or similar provision of state or local law in each jurisdiction where it is required to file a Tax Return and such treatment is legally available) up to and including the Closing Date. The Company has never had any net unrecognized built-in gain within the meaning of Section 1374 of the Code, and has not received assets from another Person treated as a corporation for federal income tax purposes in a transaction in which the Company’s tax basis in the transferred assets was determined by reference to the adjusted basis of such assets in the hands of such other Person.

(g)     Except for any Non-Tax Contracts, (i) the Company is not a party to or bound by any written Tax sharing agreement or similar agreement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority) and (ii) the Company has not assumed any Tax obligations of, or with respect to any transactions relating to, any other Person or agreed to indemnify any other Person with respect to any Tax.

(h)     The Company has delivered to Purchaser complete and correct copies of all its Tax Returns as filed with respect to all taxable periods for which the statute of limitations has not yet expired.

(i)     There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company is a party that are intended to be treated as a partnership for federal income tax purposes.

(j)     The Company has not had an interest in any subsidiary since the Company’s inception and neither owns or holds, nor since its inception has owned or held, any direct or indirect equity interest or any form of ownership interest in any Person. The Company is not a successor to any other Person by way of merger, liquidation, reorganization or similar transaction.

(k)     The Company has not had a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United

States and such foreign country. The Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(l)     The Company has not (i) been a member of an affiliated group filing a consolidated federal income tax return; (ii) been included in any combined, consolidated, affiliated, aggregate or unitary Tax Return; or (iii) taken any action that could result in any liability of the Company for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or a similar provision of state, local or foreign Law).

(m)     No compensation paid or required to be paid under any employee plan was, is or will (by reason of any presently known circumstances) be subject to the payment of additional tax by the Company under Section 409A(a)(1)(B) of the Code and no compensation paid or payable by the Company in connection with the sale of the Stock pursuant to this Agreement will be nondeductible by reason of Section 280G of the Code.

(n)     The Company has never “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was, is, or to the knowledge of the Company will ever be, required to be disclosed under Treasury Regulations Section 1.6011-4.

(o)     The Company has not constituted either a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code.

Section 2.12     Personnel; Company Employee Plans.

(a)     (i)     True, accurate, and complete lists of all of the directors, officers, employees and individuals who are independent contractors of the Company, as of the date hereof (collectively, “Personnel”) and their positions are included on Schedule 2.12(a)(i). True and complete information concerning the respective salaries, wages, and other compensation paid by the Company during the first [two (2)] months of 2020, as well as dates of employment or service, are included on Schedule 2.12(a)(i). All bonuses and compensation owed and due by the Company to its employees and independent contractors for periods after December 31, 2019 and on or prior to the Closing Date have been paid, or have been accrued and reserved for appropriately on the Financial Statements in accordance with past practices.

(ii)     No Employee Program is or ever was (i) a “multiemployer plan”, as defined in Section 3(37) of ERISA, a “multiple employer plan”, as described in Section 413(c) of the Code or a “multiple employer welfare arrangement”, as defined in Section 3(40) of ERISA, (ii) subject to the funding requirements of Section 302 of ERISA or Section 412 of the Code, (iii) subject to Title IV of ERISA, (iv) an arrangement to provide nonqualified deferred compensation subject to 409A of the Code, (v) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, or (vi) maintained outside of the United States. The Company does not have any ERISA Affiliates.

(b)     There are no pending or to the Knowledge of the Company, threatened litigation or administrative proceedings before any Governmental Entity regarding disputes, grievances, or disciplinary actions between the Company and any Personnel of a material nature.

(c)     All currently effective personnel policies and manuals of the Company are true, accurate, and complete copies of all such written personnel policies and manuals have been delivered to the Purchaser.

(d)     The Company is not a party to any of the following that are currently in effect or were in effect at any time during calendar year 2019:

(i)     management, employment, consulting, or other agreement with any Personnel or other person providing for employment or payments over a period of time or for termination or severance benefits, whether or not conditioned upon a change in control of the Company;

(ii)     bonus, incentive, deferred compensation, severance pay, profit-sharing, benefit or similar plan, agreement, or arrangement, whether written or unwritten; or

(iii)     other employment contract, non-competition agreement, or other compensation agreement or arrangement affecting or relating to Personnel or former Personnel of the Company, whether written or unwritten.

(e)     To the Knowledge of the Company, no current employee of the Company intends to terminate or otherwise discontinue his or her service with the Company after the Closing Date.

(f)     The Company:

(g)     The Company has no 401(k) Plan.

(h)     Intentionally left blank.

(i)     Intentionally left blank

(j)     Intentionally left blank.

(k)     The Company has no health and medical benefit plan, no life insurance plan.

(l)     The Company receives no services from any individual (i) whom the Company has treated as an independent contractor, but who should have been treated as a common-law employee, for purposes of participating in any Company Employee Plan or (ii) who is treated as a leased employee of the Company, and who must be taken into account for purposes of determining whether any Company Employee Plan meets the requirements of Section 414(n)(3) of the Code which apply to such Company Employee Plan. All Personnel utilized by the Company are authorized to work in the United States; and all of the Company’s employees have executed the Company’s form employment and confidential information agreement in which the employee’s non-solicitation restrictions therein survive for one (1) year following any termination of such employee’s employment with the Company.

(m)     Intentionally left blank.

(n)     Intentionally left blank.

Section 2.13     Labor Relations.:

(a)     The Company has materially performed all obligations required of it as of the date of this Agreement under all Contracts, applicable Law or otherwise with respect to its employees, independent sales representatives, consultants, agents, officers, directors and independent contractors;

(b)     The Company is in material compliance with all federal, state, local and foreign Laws and regulations respecting employment and employment practices, including, but not limited to, terms and conditions of employment, wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker’s compensation and employee privacy and right to know;

(c)     There is no pending or, to the Knowledge of the Company, threatened, charge, complaint, allegation, application or other process against the Company before the National Labor Relations Board or any other comparable Governmental Entity;

(d)     There is (i) no organized labor strike, dispute, slowdown or work stoppage or other job action pending, or to the Knowledge of the Company, threatened by the employees of the Company, and (ii) no lawsuits pending, or, to the Knowledge of the Company, threatened between any of the Company and any current or former employee or independent contractor of the Company or any union or other collective bargaining unit representing any current or former employee of the Company;

(e)     No employees of the Company are covered by any collective bargaining agreements and, to the Knowledge of the Company, no effort is being made by any union to organize any of the employees of the Company; and

(f)     the Company has no illegal aliens as employees or independent contractors.

Section 2.14     Real Property.

(a)     The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the December 31, 2019. All such properties and assets (including leasehold interests) are free and clear of Liens other than Permitted Liens.

(b)     Schedule 2.14(b) lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or the Company and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Seller's Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 2.15     Environmental Matters.

(a)     Compliance Generally. The Company is and has been in compliance in all material respects with all Environmental and Safety Requirements applicable to the operation of the Company’s business.

(b)     Permits. The Company has obtained and is in compliance in all material respects with all permits that are required pursuant to applicable Environmental and Safety Requirements for the operation of its business at the Facility, and the Company is in material compliance with the terms and the conditions of the obtained permits.

(c)     Claims. The Company has not received, in the last five years as of the date of this Agreement, any written claim, complaint, citation, report or other notice that the Company (i) is in violation of, or otherwise has any liability under, any Environmental and Safety Requirements, or (ii) is required to perform or to fund any investigatory, remedial or corrective obligations at the Facility, pursuant to applicable Environmental and Safety Requirements.

(d)     Storage Tanks, Asbestos. The Company has not installed or operated any above-ground (“ASTs”) or underground storage tank(s) (“USTs”) at the Facility, and there are no ASTs or USTs containing Hazardous Materials located at Facility installed or operated by other Persons. The Company has not received written notice from any Governmental Entity or from any other Person that asbestos in any form exists within the building on the Facility. No conditions exist at the Facility for which the Company may have material liability under applicable Environmental and Safety Requirements.

(e)     Hazardous Materials. The Company has treated, stored, disposed of, arranged for the disposal of, transported, or handled any Hazardous Materials in material violation of Environmental and Safety Requirements or in a manner that could otherwise result in material liability to the Company.

(f)     Releases. During the period of the Company’s lease, there has been no Release on any real property formerly leased, operated or occupied by the for which the Company may have material liability under Environmental and Safety Requirements or would otherwise be required to investigate, mitigate or remediate such Release.

(g)     CERCLA. Seller has not received written notice that the Facility is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or on any comparable state list and the Company has not received any written notice, request for information, demand or claim from any Person that it is a potentially responsible party for removal or response costs pursuant to CERCLA or any comparable state statute for the investigation, remediation or removal of releases of Hazardous Materials to the environment.

(h)     Reports. The Company has provided to Purchaser copies of all environmental reports, audits, assessments, sampling data, and material correspondence with a Governmental Entity related to the environmental condition of the Facility or the Company’s compliance with Environmental and Safety Requirements, which reports, audits, assessments, sampling data and material correspondence are in the Company’s possession.

Section 2.16     Assets.

(a)     The Company has good title to, or in the case of leased assets, has valid leasehold interests in, all Assets owned or leased by it, including, without limitation, all Assets reflected in the Financial Statements and all Assets acquired by the Company since December 31, 2019 (except for Assets which have been sold or otherwise disposed of since such date in the ordinary course of business consistent with past practice), free and clear of all Liens other than Permitted Liens. Schedule 2.16 sets forth all equipment owned or leased by the Company that was purchased or leased by the Company for an original purchase price in excess of Five Thousand Dollars ($5,000.00) or pursuant to a lease that requires payments in the aggregate amount in excess of Five Thousand Dollars ($5,000.00). All material personal property of the Company is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is being used. Sellers do not own any of the Assets. The Assets constitute all the assets and property necessary to conduct the Business as presently conducted or as proposed by the Company to be conducted.

(b)     Consummation of the Contemplated Transactions itself will not have a material adverse effect on the ownership or leasehold interests in the Assets of the Company and will not cause the incurrence of any penalty relating to such Assets or any increase in rentals, royalties, licenses or other fees imposed on such Assets.

Section 2.17     Intellectual Property.

(a)     As used herein, the term “Intellectual Property” means all trade names, trademarks (whether or not registered), service marks, patents and copyrights (including any registrations or pending applications for registration of any of the foregoing), trade secrets, inventions, processes, formulae, technology, technical data, information know-how and other proprietary intellectual property, and all licenses or other rights relating to any of the foregoing, that are used in the operations of the Company, including but not limited to those related to the Product. Schedule 2.17 sets forth (i) all of the Company’s trade names, trademarks, service marks, patents and registered copyrights (including any registered or pending applications for registration or any of the foregoing) and (ii) all Intellectual Property licensed to the Company by third parties, and indicates whether each such item is owned, licensed or leased by the Company, other than any commercial off-the-shelf software licensed under an IP License with annual license, maintenance and support costs of less than Five Thousand Dollars ($5,000.00). Neither the Sellers nor the Company has received any written notice that the rights of the Company in the Intellectual Property have been declared unenforceable or otherwise invalid by any court or Governmental Entity. The Company has taken commercially reasonable precautions to protect its material Intellectual Property. To the Knowledge of the Company, there are no rights of any Person that would interfere with or prevent the use by the Company of all of the rights of the Company in and to the Intellectual Property. To the Knowledge of the Company, there is no existing third party infringement, misuse, or misappropriation of the Intellectual Property. With respect to any agreements by which the Company licenses or otherwise has the right to the use of any item of Intellectual Property (the “IP Licenses”), the consummation of the Contemplated Transactions will not cause a breach of such agreements or cause the licensor under such agreements to be able to terminate or modify such agreements.

(b)     The Company has not interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property right of any Person and the continued operation of the Business, as presently conducted and as proposed by the Company to be conducted, will not interfere with, infringe upon, misappropriate or otherwise violate any Intellectual Property right of any Person.

(c)     To the Knowledge of the Company, no item of Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling or charge to which the Company is a party or by which any of its Assets are bound. No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand to which the Company is a party or by which any of its Assets are bound is pending or, to the Knowledge of the Company, threatened which challenges the legality, validity, enforceability or ownership of, or the Company’s right to use, any items of Intellectual Property.

(d)     The Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any one or more items of Intellectual Property other than items of Intellectual Property licensed to the Company by third parties (but not including customary indemnification provisions in off-the-shelf software licenses). The Company possesses the sole and exclusive good, valid and transferable title in and to all items of Intellectual Property that it purports to own, free and clear of all Liens other than Permitted Liens.

Section 2.18     Scheduled Contracts.

(a)     Schedule 2.18 sets forth a complete and accurate list of the following Contracts as of the date hereof (collectively, the “Scheduled Contracts”):

(i)     all Contracts for capital expenditures or the purchase or lease of tangible assets or services by the Company which involve consideration payable by the Company in excess of Five Thousand Dollars ($5,000.00) in any fiscal year;

(ii)     all Contracts evidencing any Indebtedness of the Company in excess of Five Thousand Dollars ($5,000.00);

(iii)     all Contracts that restrict the Company from competing in any line of business or geographic region or with any Person;

(iv)     all Contracts that restrict any employee of the Company from competing in any line of business or geographic region or with any Person;

(v)     all Contracts between the Company and any of the Sellers, any Affiliate of the Sellers, any officer or director of the Company or any Affiliate of any such officer or director;

(vi)     all joint venture, partnership or cooperative arrangements or any other Contract involving a sharing of profits by the Company which involves consideration payable by or to any such party;

(vii)     all powers of attorney, proxies or similar instruments to which the Company is bound;

(viii)     all Contracts which provide that the Company (A) will indemnify any Person or (B) bear any Tax liability of another Person, in each case other than any Contract entered into in the ordinary course of business in which the inclusion of such obligations are consistent with customary commercial practices in such types of Contracts);

(ix)     all Contracts for the lease or use of any vehicle;

(x)     all other Contracts related to the Business which (A) involve consideration payable on an ongoing basis by any party thereto in excess of Five Thousand Dollars ($5,000.00) in any fiscal year or (B) provide for a period of performance which extends beyond twelve (12) months from the date hereof, or which are not terminable or which do not expire within twelve (12) months of the date hereof; and

(xi)     all proposed arrangements or contracts of the Company which the Company reasonably expects to be near consummation and of a type that if entered into would be a Contract described in clauses (i) through (x) above.

(b)     True, correct and complete copies of all Scheduled Contracts have been delivered to the Purchaser. Each Scheduled Contract is in full force and effect, constitutes a valid and binding obligation of, and is legally enforceable against, the Company in accordance with its terms and to the Knowledge of the Company is a valid, binding and enforceable obligation of the other parties thereto, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally or subject to the effects of general equitable principles. Neither the Sellers nor the Company have received written or oral notice of default or cancellation of or intent to cancel any of the Scheduled Contracts. There exists no event of default or occurrence, condition or act on the part of the Company or, to the Knowledge of the Company, on the part of the other party, to the Scheduled Contracts, which constitutes or would reasonably be expected to constitute (with notice or lapse of time or both) a breach under, or cause or permit acceleration of, any material obligation of the Company. Except for the required consents identified on Schedule 2.03, the consummation of the Contemplated Transactions will not affect the legal, valid, binding and enforceable nature of any of the Scheduled Contracts on terms identical to those currently in effect or the continuance thereof in full force and effect without penalty or adverse consequence, and will not cause a breach of the Scheduled Contracts or cause the other parties thereto to be able to terminate or modify any of the Scheduled Contracts. The Company has not breached any Contract (whether or not a Scheduled Contract).

Section 2.19     Receivables. Schedule 2.19 sets forth an aged list of the Receivables of the Company as of the Closing Date, showing separately those Receivables that, as of such dates, had been invoiced or billed by the Company and are outstanding (a) 30 days or less, (b) 31 to 60 days, (c) 61 to 90 days, (d) 91 to 120 days, and (e) more than 120 days. All Receivables outstanding as of the Closing Date: (i) arose from the sale of services to Persons not affiliated with the Sellers or to the Company and in the ordinary course of business consistent with past practice; (ii) constitute valid and enforceable claims of the Company not subject to set-off, counterclaim or other defenses; and (iii) except for those Receivables referenced on Schedule 2.19, and subject to reserves, if any, provided on the Financial Statements fully collectible in the ordinary course of business consistent with past practices.

Section 2.20     Customers. Schedule 2.20 lists the names and addresses of, or otherwise identifies, the ten largest customers of the Company (based on revenues) during the Fiscal Year ended March 31, 2019, and the amount of sales to each such customer during each such period. Except as set forth on Schedule 2.20, neither the Company nor the Sellers have received any written notice nor, to the Knowledge of the Company, is it the case, that any such customer has ceased, intends to cease, or will cease, to use the services, products, equipment or goods of the Business, or has substantially reduced or, to the Knowledge of the Company, intends to substantially reduce the use of such products, equipment, goods or services.

Section 2.21     Insurance.

(a)     The Company has delivered to the Purchaser true, correct and complete copies of all insurance policies currently providing coverage in favor of the Company. Each current policy is in full force and effect, all premiums are currently paid, no notice of cancellation or termination has been received with respect to any such policy and, to the Knowledge of the Company, there is no threatened increase in premiums (other than potential increases upon policy renewals) or cancellation or termination of any such policy. Such policies have been sufficient for material compliance with all requirements of Law or any Contracts. Since January 1, 2019, the Company has not been refused any insurance with respect to its Assets and operations, nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. No claim or payment under the insurance or any insurance policy ever maintained by the Company has exceeded the current or historical umbrella/excess liability limits.

(b)      There is no pending claim by the Company under any insurance policy The Business nor the Assets has had any material casualty loss or material occurrence which can reasonably be expected to give rise to any claim of any kind not covered by insurance.

Section 2.22     Trade Names. Schedule 2.22 sets forth a complete and accurate list of all names used by the Company in addition to its corporate name.

Section 2.23     Affiliate Transactions. None of the Sellers, the Company, or the officers, directors or Affiliates of the Company, or the Affiliates of any such officer or director: (a) has borrowed money from, or loaned money to the Company other than amounts repaid in full at or prior to the Closing; (b) is a party to any Contract with the Company; (c) to the Knowledge of the Company, is a party to any Contract with any of the Sellers, including, without limitation, any arrangement relating to compensation, fees, bonuses or profits; (d) has asserted or, to the Knowledge of the Company, threatened to assert any claim against the Company; (e) has, to the Knowledge of the Company, any direct or indirect financial interest in any competitor, supplier, customer, lessor, lessee, distributor, or sales agent of the Company or the Business, or otherwise does business with the Company (not including the ownership of stock in any such Person which is publicly traded); (f) directly or indirectly owns, in whole or in part, any tangible or intangible property or other Asset which the Company uses; or (g) has, to the Knowledge of the Company, any claim whatsoever against, or owes any amount to, the Company.

Section 2.24     Brokers. Neither the Company nor the Sellers have any liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the Contemplated Transactions.

Section 2.25     Absence of Certain Practices. Neither the Sellers nor the Company or any director, officer, agent, employee or other Person acting on their behalf, has given or agreed to give any gift or similar benefit of more than nominal value (excluding reasonable and customary entertainment not prohibited by applicable Law) to any customer, supplier, governmental employee or official or any other Person who is or may be in a position to help or hinder the Company or assist the Company or in connection with any proposed transaction involving the Company, which gift or similar benefit, if not given in the past or not continued to be given in the future, would have materially and adversely affected the Business or prospects of the Company. None of the Sellers, the Company, or any director, officer, agent, employee or other Person acting on its or their behalf has (a) used any funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, government officials or others, or (b) accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 2.26     Bank Accounts. Schedule 2.26 sets forth an accurate list of each bank, trust company, savings institution or other financial institution with which the Company has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto, and sets forth the names of each person holding powers of attorney or agency authority from the Company and a summary of the terms thereof and the names of each person holding credit cards in the name of the Company, with the credit cards being so held identified.

Section 2.27     Disclosure. To the Knowledge of the Company, no representation or warranty in this Article II, as modified by any relevant schedule: (i) contains any untrue statement of a material fact, or (ii) omits to state any material fact necessary to make the statements or facts contained therein not misleading in any material respect.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES regarding THE SELLERS

The Sellers further represent and warrant to the Purchaser, severally and not jointly, as follows as of the Closing Date:

Section 3.01     Status. Each of the Sellers has all legal capacity and authority to execute, deliver and perform his or her obligations under this Agreement and the other Transaction Documents to which he or she is a party and to consummate the Contemplated Transactions. Each of the Sellers has duly executed and delivered or will duly execute and deliver, as the case may be, this Agreement and each other Transaction Document to which he or she is a party, and, assuming the due authorization, execution and delivery by each other party thereto, this Agreement and the other Transaction Documents to which it is a party constitute or will constitute such Seller’s legal, valid and binding obligation, enforceable against them in accordance with its terms.

Section 3.02     Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement or the other Transaction Documents by each Seller nor the consummation by such Seller of the Contemplated Transactions will require any filing with or notification to, or permit, authorization, consent or approval of any Governmental Entity or other Person.

Section 3.03     No Conflicts; Consents.

(a)     The execution and delivery by each Seller of, and the performance of his or her obligations under, this Agreement and the other Transaction Documents to which he or she is a party do not, and the consummation of the Contemplated Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) (other than a Permitted Lien) upon any of the properties or assets of such Seller under, any provision of, any Contract to which such Seller is a party or by which any of his or her properties or assets are bound or (iii) any Orders or constitutions, statutes, laws, codes, ordinances, rules, regulations, charters, directives, protocols, ordinances, reporting or licensing requirements, and acts or promulgations of any Governmental Entity (as defined below), including all common law (collectively, “Laws”), that are applicable to such Seller or his or her properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement or the other Transaction Documents to which such Seller is a party or a Material Adverse Effect.

(b)     No consent, approval, waiver, license, permit, order or authorization (“Consent”) of, or registration, declaration, notification or filing with, any Federal, state/provincial, city, town, village, municipal, district, tribal, county, local or foreign government or any court, tribunal or judicial or arbitral body of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) or any other Person is required to be obtained or made by such Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Document to which he or she is a party or the consummation of the Transactions, other than any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.04     Securities Restrictions. Each Seller is acquiring his or her respective Proportional Share of the IGC Shares for his or her own account, with the intention of holding the IGC Shares for investment and not with a view to the resale or distribution of any part of the IGC Shares, and such Seller does not have any present intention of selling, granting any participation in or otherwise distributing the IGC Shares.

Article IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER

The Purchaser represents and warrants to the Sellers as follows as of the Closing Date:

Section 4.01     Organization and Qualification. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland, and has the limited liability company power and authority to own, operate and lease its assets and to carry on its business. The Purchaser is duly licensed or qualified to conduct business as a foreign limited liability company and is in good standing in each jurisdiction where the nature of its business or the ownership, operation or leasing of its assets makes such qualification necessary.

Section 4.02     Authority; Binding Effect. The Purchaser has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation by Purchaser of the Contemplated Transactions have been duly and validly approved by the Purchaser and have been duly authorized by all necessary limited liability company action. With respect to the Purchaser, this Agreement and the other Transaction Documents to which it is a party have been or, as of the Closing Date, will be, as the case may be, duly executed and delivered by it and constitute its legal, valid and binding obligation (assuming this Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the other parties hereto and thereto and constitute legal, valid and binding obligations of such parties), enforceable in accordance with their respective terms, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effects of general equitable principles.

Section 4.03     Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement or the other Transaction Documents to which it is a party by Purchaser nor the consummation by it of the Contemplated Transactions will (a) conflict with or result in any breach of any provision of the articles or organization or operating agreement of the Purchaser, or (b) require any filing with or notification to, or permission, authorization, consent or approval of, any Governmental Entity or other Person.

Section 4.04     Investment Intent. Purchaser is acquiring the Stock for its own account for investment and not with a view to any distribution thereof.

Section 4.05     Brokers. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the Contemplated Transactions.

Section 4.06     Organization, Authority and Qualification of IGC. IGC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

Section 4.07     IGC Capitalization. The authorized capital stock of IGC consists of: (i) 150,000,000 shares of common stock, par value $0.0001 per share (“IGC Common Stock”) of which about 39,000,000 shares are issued and outstanding; (ii) and 1,000,000 shares of preferred stock, par value $0.0001 per share (“IGC Preferred Stock”). All of IGC Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are free and clear of all encumbrances.

Section 4.08     No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the Contemplated Transactions, do not and will not: (a) result in a violation or breach of any provision of the articles of organization or operating agreement of Purchaser or the articles of incorporation or bylaws of IGC; (b) result in a violation or breach of any provision of any law or governmental order applicable to Purchaser or IGC; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any material contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have an IGC Material Adverse Effect. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to Purchaser or IGC in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the Securities Act and such consents, approvals, permits, governmental orders, declarations, filings or notices which, in the aggregate, would not have an IGC Material Adverse Effect.

Section 4.09     Governmental Consents and Filings. Assuming the accuracy of the representations made by the Sellers and the Company in Articles II and III of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of IGC in connection with the consummation of the transactions contemplated by this Agreement, except for filings with the Exchange (NYSE) and or pursuant to the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

Article V.

COVENANTS

Section 5.01     Publicity. Following the Closing Date, the Purchaser, may upon no prior written notice to the Sellers issue a press release with respect to this Agreement and the Contemplated Transactions. Sellers shall not issue any press release with respect to this Agreement or the Contemplated Transactions without Purchaser’s prior written consent.

Section 5.02     Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that existed on or prior to the Closing Date involving the Company, each of the other parties will cooperate with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as is reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VIII). This provision is inapplicable to any direct claims between the Sellers, on the one hand, and the Company, the Purchaser or their representatives or Affiliates on the other hand.

Section 5.03     Further Assurances. Each party, at the reasonable request of any other party, and as soon as reasonable practicable, shall execute and deliver such other instruments and do and perform such other actions and things as may be necessary or desirable for effectuating completely the consummation of this Agreement and the Contemplated Transactions.

ARTICLE VI.

CLOSING DELIVERABLES

Section 6.01     Sellers’ Deliverables. At or prior to the Closing, each Seller and/or the Company shall deliver, or cause to be delivered, to the Purchaser the following:

(a)     evidence of satisfaction of all obligations for Indebtedness, including (A) payoff letters with respect to such Indebtedness providing for the payment and cancellation of all of the Indebtedness as of the Closing Date and (B) releases for any Liens on the Assets of the Company in connection therewith;

(b)     evidence of payment of all Transaction Expenses of the Sellers and the Company together with invoices substantiating the amount of such Transaction Expenses;

(c)     Intentionally left blank;

(d)     a memorandum setting forth the flow of funds in connection with the Closing, in form and substance acceptable to the Purchaser, prepared and duly certified and executed by the Sellers’ Representative (the “Flow of Funds Memorandum”);

(e)     a certificate of the secretary of the Company certifying as complete, accurate and in effect as of the Closing Date (i) attached copies of the Company’s Organizational Documents, (ii) all requisite resolutions or actions of the Company’s board of directors and shareholders approving the execution and delivery of this Agreement, the other Transaction Documents to which the Company is a party and the consummation of the Contemplated Transactions, and (iii) as to the incumbency and signatures of the officers of the Company executing any Transaction Document or other document, certificate or instrument relating to the Contemplated Transactions;

(f)     good standing certificate, dated not earlier than ten (10) days prior to the Closing Date, for the Company from the Washington Secretary of State Corporations Division and from the Secretary of State or other appropriate official of each other jurisdiction in which the operation of the Business in such jurisdiction requires the Company to qualify to do business as a foreign entity;

(g)     an IRS Form W-9, completed by each Seller;

(h)     the consents and notices which must: (i) be in full force and effect, and (ii) not subject to the satisfaction of any condition that has not been satisfied or waived;

(i)     all corporate books and records of the Company;

(j)     executed resignations of all directors and officers of the Company;

(k)     certificates representing the Stock, accompanied by an assignment separate from certificate for the Stock, duly executed by each Seller;

(l)     a Release in substantially the form attached hereto as Exhibit B, duly executed by each Seller;

(m)     business protection agreements (the “Business Protection Agreements”) in substantially the form attached hereto as Exhibit C, containing covenants regarding non-solicitation that survive for three (3) years following the Closing Date, and otherwise in form and substance acceptable to Purchaser, duly executed by each Seller;

(n)     an affidavit of non-foreign status of each Seller effectively dated as of the Closing Date in form and substance required under Section 1445 of the Code, duly executed by each Seller;

(o)     suitable documentation for the control of all bank and other financial accounts set forth on Schedule 2.26, as reasonably prescribed by the Purchaser;

(p)     Intentionally left blank; and

(q)     such other documents, instruments and certificates as reasonably requested by the Purchaser or the Purchaser’s counsel for the purpose of effecting the Contemplated Transactions.

Section 6.02     Purchaser’s Deliverables. At or prior to the Closing, the Purchaser shall deliver, or cause to deliver, to the Sellers’ Representative the following:

(a)     payment to each Seller of their respective Proportional Share of the Closing Cash Consideration to be delivered to each Seller on the Closing Date by wire transfer of immediately available funds to the accounts for the respective Sellers designated on Schedule 1.01(i);

(b)     the Flow of Funds Memorandum, duly executed by the Purchaser;

(c)     a certificate of an officer of the Purchaser certifying as complete, accurate and in effect as of the Closing Date (i) attached copies of the Purchaser’s articles of organization and operating agreement, (ii) all requisite resolutions or actions of the Purchaser’s manager approving the execution and delivery of this Agreement, the other Transaction Documents to which the Purchaser is a party and the consummation of the Contemplated Transactions, and (iii) as to the incumbency and signatures of the officers of the Purchaser executing any Transaction Document or other document, certificate or instrument relating to the Contemplated Transactions;

(d)     a certificate of status, dated not earlier than ten (10) days prior to the Closing Date, for the Purchaser from State of Maryland;

(e)     assignment instruments evidencing the transfer of the IGC Shares in favor of the Sellers together with stock certificates issued by IGC in the name of each of the Sellers and representing each Sellers’ Proportional Share of the Closing Stock Consideration;

(f)     the Business Protection Agreement[s], duly executed by the Purchaser;

(g)     Intentionally left blank; and]

(h)     such other documents, instruments and certificates as reasonably requested by the Seller or the Seller’s counsel in order to affect the Contemplated Transactions.

ARTICLE VII.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION OBLIGATIONS

Section 7.01     Survival of Representations and Warranties and Indemnification Obligations. The representations and warranties made by the parties in this Agreement, the Seller’s indemnification obligations pursuant to Section 8.01(a)(i), and the Purchaser’s indemnification obligations pursuant to Section 8.01(b)(i), will survive the execution and delivery hereof and the Closing hereunder until the date that is eighteen (18) months following the Closing Date, after which date they will terminate and no further claims in respect thereof may be made; provided, however, that: (a) the representations and warranties set forth in Section 2.101 (Tax Matters), Section 2.12 (Personnel; Company Employee Plans), and Section 2.15 (Environmental, collectively, the “Statutory Representations”) will survive the execution and delivery hereof and the Closing hereunder until the date that is thirty (30) days following the applicable statute of limitations; (b) the representations and warranties set forth in Section 2.01 (Organization and Qualification), Section 2.02 (Authority; Binding Effect), Section 2.05 (Capitalization), Section 2.23 (Affiliate Transactions), Section 2.24 (Brokers), Section 2.25 (Absence of Certain Practices), and Section 3.01 (Status) (collectively, the “Fundamental Representations”), and the Seller’s indemnification obligations with respect thereto will survive indefinitely; (c) any indemnification liabilities of a party based on Section 8.01(a)(iii)–Section 8.01(a)(iv), Section 8.03, or Article IX, or based on Fraud or Criminal Acts on the part of such party (and, in the case of the Sellers, on the part of the Company prior to the Closing), will survive indefinitely; and (d) each covenant and agreement contained in this Agreement or in any of the Transaction Documents, the Sellers’ indemnification obligations pursuant to Section 8.01(a)(ii), and the Purchaser’s indemnification obligations pursuant to Section 8.01(b)(ii), will survive the execution and delivery hereof and the Closing hereunder until such covenant or agreement has been fully performed. Notwithstanding the foregoing, if, prior to the expiration of any survival period, a party has been notified by another party in writing of a good faith claim for indemnification in accordance with this Agreement and such claim has not been finally resolved before the expiration of the applicable survival period, any representation, warranty, covenant or agreement that is the basis for such claim will continue to survive and will remain a basis for indemnity as to such claim until such claim is finally resolved.

ARTICLE VIII.

INDEMNIFICATION

Section 8.01     Agreement to Indemnify. Subject to the limitations provided herein:

(a)     Subject to the limitations set forth in this Article VIII, from and after the Closing Date, the Sellers shall indemnify and hold harmless the Purchaser and its members, managers, officers, employees, Affiliates (including, IGC and, after the Closing Date, the Company), agents, and assigns but excluding in all cases, after the Closing Date, the Sellers (collectively, the “Purchaser Indemnitees”) from and against any and all losses, liabilities, obligations, fines, penalties, damages, demands, claims, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, reasonable attorneys’ and accountants’ fees and expenses incurred in connection with any indemnified claims (collectively, “Losses”), imposed upon or incurred or suffered by the Purchaser Indemnitees as a result of or arising from:

(i)     any breach of any of the representations or warranties made by the Sellers or the Company in Article II or III of this Agreement;

(ii)     the failure of the Sellers to perform any of the Sellers’ agreements or covenants contained in this Agreement or any of the other Transaction Documents;

(iii)     the matters set forth on Schedule 2.07(a); or

(iv)     any Indemnified Taxes.

(b)     Subject to the limitations set forth in this Article VIII, from and after the Closing Date, the Purchaser shall indemnify and hold harmless the Sellers from and against any and all Losses imposed upon or incurred or suffered by the Sellers as a result of or arising from:

(i)     any breach of any of the representations or warranties made by the Purchaser in this Agreement; or

(ii)     the failure of the Purchaser or, after the Closing, the Company to perform any of their respective agreements or covenants contained in this Agreement or any of the other Transaction Documents.

Section 8.02     Limitations on Indemnification.

(a)     Notwithstanding anything to the contrary contained herein, but subject to Section 8.02(b);

(i)     neither the Sellers nor the Purchaser will have any liability for Losses pursuant to Section 8.01(a)(i) or Section 8.01(b)(i), respectively, unless and until the total of such Losses of the applicable indemnified party exceeds Twenty Eight Thousand Seven Hundred Fifty Eight Dollars and Fifteen cents ($28,758.15), whereupon indemnification shall be payable from the first dollar of any such Losses incurred;

(ii)     the Sellers’ maximum liability to the Purchaser Indemnitees for Losses pursuant to Section 8.01(a)(i) shall not exceed an amount equal to One Million One Hundred Fifty Thousand Three Hundred Twenty-Six Dollars ($1,150,326);

(iii)     the Purchaser’s maximum liability to the Sellers for Losses pursuant to Section 8.01(b) shall not exceed an amount equal to One Million One Hundred Fifty Thousand Three Hundred Twenty-Six Dollars ($1,150,326).

(iv)     Losses will not include any insurance proceeds actually recovered and any indemnity, contribution or other similar payment actually received by the indemnified party (it being understood that the indemnified party shall pursue such proceeds or payments in good faith) with respect to such claim (such proceeds or payments to be paid over to the indemnifying party up to the amount paid by the indemnifying party if received after payment of the Loss by the indemnifying party), in each case such amounts actually received shall, for the purposes of determining the amount of a Loss, be reduced by the amount of the fees, expenses and other out-of-pocket costs incurred to collect such amounts; and

(v)     Losses will not include any Loss to the extent such Loss relates to a liability or matter with respect to which the aggrieved party has made recovery from a person or entity other than another party to this Agreement (to the extent of such recovery) pursuant to any indemnification or contribution by or indemnification agreement with or any other similar payment by any third party and actually received by the indemnified party or any of its affiliates with respect to such claim.

(b)     Notwithstanding the foregoing:

(i)     none of the limitations of Section 8.02(a)(i) and (ii) will apply to any indemnification liabilities of the Sellers pursuant to Section 8.01(a)(i) with respect to a breach or alleged breach of the Fundamental Representations or the Statutory Representations; provided, that the Sellers’ maximum liability to Purchaser Indemnitees for Losses resulting from a breach or alleged breach of the Fundamental Representations or the Statutory Representations will not exceed an amount equal to the Purchase Price; and

(ii)     none of the limitations of Section 8.02(a)(i) or 8.02(b)(i) will apply to any indemnification liabilities of the Sellers (1) based on Fraud or Criminal Acts on the part of the Sellers or the Company prior to the Closing or (2) pursuant to Section 8.01(a)(ii) - Section 8.01(a)(iv) (inclusive) or Section 9.02.

(iii)     the Purchaser shall be entitled to off-set any amounts reasonably expected to be owed to the Purchaser pursuant to this Article VIII against any amounts owned to Sellers by Purchaser whether under this Agreement or otherwise, including the Earn-Out Payment.

Section 8.03     Tax Indemnity. Pursuant to Section 8.01(a)(iv), the Sellers shall be liable for, and shall indemnify, defend, and hold harmless the Purchaser Indemnitees from and against, Losses imposed upon or incurred or suffered by the Purchaser Indemnitees as a result of or arising from the following (collectively, “Indemnified Taxes”): (i) any and all liability for Taxes (or the nonpayment thereof) of the Company with respect to all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes but does not end on the Closing Date as determined under Section 10.01(e); (ii) any and all liability of the Company for Taxes (as a result of Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law or regulation) of any Person which at any time prior to the Closing is or has ever been affiliated with the Company or with which at any time prior to the Closing the Company joins or has ever joined (or at any time prior to the Closing is or has ever been required to join) in filing any consolidated, combined, affiliated, aggregate or unitary Tax Return; (iii) any and all liability for Taxes of any Person (other than the Company) required to be paid by the Company as a transferee or successor of such Person, whether by contract or pursuant to any Law, rule or regulation that relates to an event or transaction at or prior to the Closing; (iv) any and all liability for Taxes of the Company arising (directly or indirectly) as a result of the Contemplated Transactions; or (v) any and all liability resulting from the failure by the Company or the Sellers to perform any covenant or agreement in this Agreement relating to Taxes or in any certificate, instrument, document or agreement delivered by or on behalf of the Company pursuant to this Agreement relating to Taxes; provided, however, that Indemnified Taxes will not include any Taxes arising from breach by the Purchaser (directly or through its Affiliates) of any covenant in this Agreement. For avoidance of doubt, Indemnified Taxes include the increase in Taxes actually incurred by any Purchaser Indemnitee for any taxable period ending after the Closing Date that is attributable to breach by the Sellers of the representations in Section 2.11(f).

Section 8.04     Indemnification Procedure.

(a)     An indemnified party shall provide written notice to each indemnifying party of any claim of such indemnified party for indemnification under this Agreement promptly after the date on which such indemnified party has actual knowledge of the existence of such claim. Such notice must specify the nature of such claim in reasonable detail and the indemnifying parties will be given reasonable access to any documents or properties within the control of the indemnified party as may be useful in the investigation of the basis for such claim. The failure to so notify the indemnifying parties will not constitute a waiver of such claim unless and only to the extent it adversely affects the indemnifying parties’ ability to defend or mitigate the damages from such claim.

(b)     In the event any indemnified party seeks indemnification hereunder based upon a claim asserted by a third party (a “Third Party Claim”), the indemnifying party will have the right (without prejudice to the right of any indemnified party to participate at its expense through counsel of its own choosing) to defend or prosecute the Third Party Claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than thirty (30) calendar days following notice thereof by an indemnified party; provided, however, that, if the indemnified party reasonably concludes that separate counsel is required because, upon the advice of counsel to the indemnified party, a conflict of interest would exist under applicable federal, state, or local ethical Laws governing the conduct of attorneys (other than solely by reason of the fact that the indemnified party is a party seeking indemnification pursuant to this Agreement), the indemnified party will have the right to select separate counsel to participate in the defense of such action on its behalf, at the sole expense of the indemnifying party. If the indemnifying party does not so choose to defend or prosecute any Third Party Claim for which any indemnified party would be entitled to indemnification hereunder, then the indemnified party may defend such Third Party Claim provided that such claim may not be settled without the prior written consent of the indemnifying party, which consent will not be unreasonably withheld, conditioned or delayed, and in addition to its other rights hereunder, the indemnified party will be entitled to recover from the indemnifying party all of the reasonable attorney’s fees and other costs and expenses of litigation of any nature incurred in the defense of such claim. Notwithstanding the assumption of the defense of any Third Party Claim by an indemnifying party pursuant to this paragraph, no Third Party Claim may be settled by the indemnifying party without the prior written consent of the indemnified party, which consent will not be unreasonably withheld, conditioned or delayed. If the indemnified party does not consent to a settlement in which the sole consideration is a cash payment, then the obligation of the indemnifying party to the non-consenting indemnified party with respect to such claim (including any future costs of defense) will be limited to the amount the indemnifying party would have been required to pay had the indemnified party consented to the settlement.

(c)     The indemnifying party and the indemnified party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request. The indemnified party shall make available to the indemnifying party all records and other materials in the possession or under the control of the indemnified party and required by the indemnifying party in defending any such claim; provided, that, the foregoing shall not be deemed to require the indemnified party to make internal communications, analyses, memoranda or similar records available to the indemnifying party if the indemnified party determines in good faith that disclosure of such records or materials to the indemnifying party could reasonably be expected to affect adversely the indemnified party’s indemnification rights with respect to such claim.

(d)     Notwithstanding anything to the contrary in this Agreement, (i) a Purchaser Indemnified Party is entitled to assume the defense of any claim, without prejudicing its rights to indemnification from the Sellers, if the claim relates to Tax matters and the issues that are subject to Sellers’ indemnity cannot be segregated from the issues that are not so subject and (ii) in no event will the Sellers’ Representative settle any Tax claim without Purchaser’s prior written consent.

Section 8.05     Tax Treatment of Indemnification Payments. Any payments made pursuant to the indemnification provisions of the Agreement will be treated by the parties for income tax purposes, to the extent permitted by Law, as an adjustment to the consideration paid for the Stock. The amount of any Losses subject to indemnity under this Article VIII will be appropriately adjusted for any Tax benefits actually realized and Tax costs actually incurred by the indemnified party by reason of the incurrence of such Losses so that the required indemnity payment reflects the actual economic loss to the indemnified party, such as an indemnity payment that is required to be included in taxable income of the indemnified party (in which such case such indemnified party will be entitled to receive an additional indemnity payment equal to any Taxes arising as a result of such treatment), or the incurrence of the Losses results in a deduction allowable to the indemnified party (in which case the amount of the indemnity payment will itself be reduced by the amount of the Tax benefit actually realized by such indemnified party).

ARTICLE IX.

RELEASE

Section 9.01     Release. Notwithstanding anything to the contrary set forth in this Agreement, in consideration of the mutual covenants and agreements contained herein, including, without limitation, the payment of the Purchase Price, the Sellers, hereby irrevocably release and forever discharge the Purchaser, IGC, the Company and each of their Affiliates, shareholders, directors, officers, employees, successors, assigns, heirs, executors, administrators, beneficiaries, and other representatives or agents (collectively, the “Purchaser Released Persons”) of and from all manner of actions, causes of action, suits, rights, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, Contracts, controversies, omissions, promises, variances, trespasses, Losses, judgments, executions, rights, claims and demands whatsoever, at law or in equity, which such Person ever had, now has or hereafter can, shall or may have, against the Purchaser Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, in law, equity or admiralty, for, upon or by reason of any matter, thing or cause whatsoever, as a result of any act, transaction, agreement, event or omission, occurring or committed from the beginning of time to the Closing (for greater certainty, other than any claim arising from this Agreement or any other Transaction Document), including, without limitation, action and actions, cause and causes of action, suits, rights, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, Contracts, controversies, omissions, promises, variances, trespasses, Losses, judgments, executions, rights, claims and demands in connection with, arising out of, related to or concerning the matters referred to in Section 9.02 below. Furthermore, the Sellers acknowledge, agree and affirm that they have not relied on any extra-contractual statement or disclosure, nor have the they relied on the omission of any statement or disclosure, by Purchaser Released Persons, in electing to enter into and execute this Agreement and the Contemplated Transactions and hereby waive, release, and discharge any and all claims they may have now or in the future against Purchaser Released Persons, based on, arising out of, or in any way related to any extra-contractual statement or disclosure or the failure to make any such statement or disclosure.

Section 9.02     No Assignment of Claims. Each Seller represents and warrants to the Purchaser Released Persons that such Seller has not assigned any such claim set forth in Section 9.01, and agrees to indemnify and hold harmless the Purchaser Released Persons from and against any and all Losses arising from or in any way related to (i) any such assignment and (ii) any action by any third party arising from or in any way related to the relationship among such Seller, on the one hand, and the Purchaser Released Persons, on the other hand, which is the subject of this Section 9.02.

Section 9.03     Covenant Not to Sue.      The Sellers hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Purchaser Released Person, based upon any matter purported to be released by Section 9.01.

ARTICLE X.

TAX MATTERS

Section 10.01     Tax Returns.

(a)     The Purchaser shall timely prepare or cause to be prepared all Tax Returns of the Company for any Tax period ending on or prior to the Closing Date (each such Tax Return, a “Seller Return”). Each Seller Return will be furnished to the Sellers’ Representative for his review and comment at least thirty (30) calendar days prior to the date such Tax Return is required to be filed. The Purchaser shall cause each Seller Return to be executed by an authorized officer on behalf of the Company and shall timely file, or cause to be timely filed, such Sellers Return.

(b)     Except as provided in Section 10.01(a), the Purchaser shall accurately prepare and timely file all Tax Returns that are required to be filed by the Company for taxable periods beginning on or before and ending after the Closing Date (each such Tax Return, a “Purchaser Return”). The Purchaser shall furnish each Purchaser Return to the Sellers’ Representative for the Sellers’ Representative’s review and approval at least thirty (30) calendar days prior to the filing of such Purchaser Return (or, if required to be filed within thirty (30) calendar days after the Closing Date or the end of the taxable period to which such return relates, as soon as reasonably practicable following the Closing or the end of such taxable period, as the case may be). The Purchaser shall provide with each Purchaser Return a statement (a “Pre-Closing Tax Statement”) setting forth and calculating in reasonable detail the Taxes attributable to Pre-Closing Tax Periods (determined under Section 10.01(e) hereof) that are shown as due on such Tax Return and the amount of such Taxes that are Indemnified Taxes.

(c)     Each Seller Return and Purchaser Return will be prepared in a manner consistent with the prior practice of the Company unless otherwise required by applicable Tax Laws. If either the Purchaser or the Sellers’ Representative disagrees with the manner of preparation of a Seller Return or a Purchaser Return, respectively, or the amount of Indemnified Taxes shown in a Pre-Closing Tax Statement, within fifteen (15) calendar days after receipt of such Tax Return (and, if relevant, the related Pre-Closing Tax Statement), such party must provide to the other a notice of such dispute explaining the basis for the disagreement (a “Tax Statement Dispute”). If a party does not provide a notice of Tax Statement Dispute within such fifteen (15)-day period, such party will be deemed to have accepted and approved such Tax Return and any Pre-Closing Tax Statement relating thereto for purposes of this Section 10.01 and Article VIII. Upon receipt of notice of Tax Statement Dispute, the party responsible for preparing the relevant Tax Return shall cause to be made such revisions to such Tax Return as are reasonably requested by the other party. If the parties cannot reach complete agreement within fifteen (15) calendar days regarding the Tax Statement Dispute, the Parties shall each submit such documents as they deem relevant to a mutually agreed upon independent accounting firm (the “Independent Accounting Firm”). All communication with the Independent Accounting Firm shall be in writing with a simultaneous copy to the Sellers’ Representative or the Purchaser, as applicable. The Independent Accounting Firm will, as soon as practicable, but in no event later than sixty (60) calendar days thereafter resolve the Tax Statement Dispute. The costs and fees of the Independent Accounting Firm will be allocated ratably between the Sellers, on the one hand, and the Purchaser, on the other hand, in the same proportion that the aggregate dollar amount of items unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of all disputed items submitted to the Independent Accounting Firm.

(d)     The Purchaser shall cause to be filed each agreed or finally determined Tax Return prepared pursuant to this Section 10.01, and shall cause to be paid the Taxes due with respect to each such Tax Return. Any Taxes of the Company with respect to such returns which are allocable to any Pre-Closing Tax Periods, to the extent such Taxes were not included as a liability in the calculation of Net Working Capital, will be paid in cash by the Sellers to the Company within five (5) Business Days after such Taxes are paid by the Company.

(e)     The parties shall, unless prohibited by applicable Law, cause the taxable period of the Company to end as of the close of the Closing Date, and the parties hereto agree that any Tax deductions resulting from payments by or on behalf of the Company on or before the Closing Date, shall be reported on the income Tax Return of the Company for the period ending with the Closing Date. The Purchaser will not permit the Company to take any actions after Closing on the Closing Date that are out of the ordinary course of business, except as provided in this Agreement or consented to by the Seller. In the case of any taxable period of the Company that includes but does not end on the Closing Date (a “Straddle Period”), the amount of any Taxes that will be deemed allocable to the portion of such Straddle Period ending on the Closing Date will be determined to the extent feasible on a specific identification basis according to the date of the event or transaction giving rise to the Tax, and in the case of Taxes measured by reference to income or receipts, based on an interim closing of the books of the Company at the close of the Closing Date; and the amount of any other Taxes of the Company that cannot be so allocated, such as periodic ad valorem real, personal and intangible property Taxes, will be allocated to the portion of the Straddle Period ending on the Closing Date by multiplying the amount of such Tax for the entire Straddle Period by a fraction, the numerator of which is the number of days in such period up to and including the Closing Date and the denominator of which is the total number of days in such period.

Section 10.02     Cooperation on Tax Matters.

(a)     The Purchaser and the Sellers’ Representative shall, and shall cause their Affiliates to, cooperate in good faith, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes described in Section 10.02(a) or (b). Such cooperation will include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available upon reasonable notice and during normal working hours to provide additional information and explanation of any material provided hereunder. The Purchaser and the Sellers’ Representative shall use commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Sellers’ Representative, any extensions thereof) of the respective taxable periods. Each party shall allow the other parties reasonable access to review and copy the Tax Returns and other materials related to audits, litigation or proceedings described in this paragraph, upon reasonable advance notice, and shall give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other party so requests, allow such other party to take possession of or copy such books and records.

(b)     Any party who receives, or whose Affiliate receives, any notice of a pending or threatened Tax audit, assessment or adjustment against or with respect to the Company that may give rise to a right to indemnification under this Agreement or affect the Tax liabilities of the Seller shall promptly notify the other parties within ten (10) Business Days after receipt of such notice; provided that failure to give such notice promptly will not relieve any party to whom notice is to be given of its indemnification obligations under this Agreement, except to the extent, if any, that such party has actually been prejudiced thereby. The Purchaser and the Seller each agree to consult with and to keep the other informed on a regular basis regarding the status of any Tax proceeding to the extent that such proceeding could affect a liability of any of the parties (including indemnity obligations hereunder). The Seller may conduct any Tax proceeding pertaining to either Indemnified Taxes or Taxes that potentially affect the Tax liabilities of the Sellers through counsel of Seller’s choice, but reasonably satisfactory to the Purchaser, at the Sellers’ expense. The Sellers may control the disposition of any issue involved in such proceeding; provided that the Sellers will not compromise any such proceeding without the consent of the Purchaser, not to be unreasonably withheld, conditioned or delayed, and the Purchaser may participate in such proceeding at its own expense. Both the Purchaser and the Sellers may represent their own interests in light of their responsibilities (including indemnity obligations) for related Taxes, at their own expense, in any proceeding (i) involving a taxable period of the Company that includes but does not end on the Closing Date, (ii) involving both a taxable period of the Company ending on or before the Closing Date and a taxable period ending after the Closing Date (provided that the parties shall cooperate in order to attempt to cause any proceeding for Taxable periods before and after the Closing Date to be conducted in separate proceedings), or (iii) pertaining to Indemnified Taxes or potentially affecting the Tax liabilities of the Sellers, and also potentially affecting other Tax liabilities of a Purchaser Indemnitee for any taxable period beginning on or prior to the Closing Date, and no such proceeding may be settled or compromised by the Sellers or the Purchaser without the consent of both the Sellers and the Purchaser, which consent will not be unreasonably withheld, conditioned or delayed. Except to the extent otherwise provided in this Section 10.02(b), the provisions of Section 8.04(b) will control the conduct of any Tax proceeding involving the Company with respect to which any indemnity obligation may reasonably expected to result from an adverse outcome in such proceeding.

(c)     Unless required by Law, or to be consistent with any Tax proceeding resolved pursuant to Section 10.02(b), the Purchaser shall not, and shall cause its Affiliates to not, with respect to any Pre-Closing Tax Period (i) amend a Tax Return previously filed by the Company, (ii) file or amend any Tax election affecting the Company, (iii) file or cause the filing of a Tax Return of the Company after the due date (including extensions) thereof, (iv) file any Tax Return of the Company in a jurisdiction in which the Company did not previously file a Tax Return, or (v) consent to the extension of the statute of limitations relating to the Tax liability of the Company, in each case without the consent of the Sellers’ Representative (not to be unreasonably withheld, delayed or conditioned). The Purchaser shall, upon reasonable request by the Sellers’ Representative, and at the Sellers’ expense, cooperate in the preparation of and submission to the proper Taxing Authority of any amended Tax Return with respect to the Company for any Pre-Closing Tax Period, provided that such amended Tax Return does not create any Tax liability for the Company that would not be an Indemnified Tax.

(d)     Upon request, the Purchaser and the Sellers’ Representative will use, and will cause their Affiliates to use, commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company, the Sellers or the Purchaser (including, but not limited to, with respect to the Contemplated Transactions).

(e)     Each of the Purchaser and the Sellers will provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

Section 10.03     Transfer Taxes. The Sellers will pay when due all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Stock under this Agreement.

Section 10.04     Tax Sharing Agreements. All Tax Sharing Agreements between the Company and any other Person will be terminated on or before the Closing. After the Closing, the Company will not have any rights or obligations under any Tax Sharing Agreement.

Section 10.05     Tax Refunds. To the extent not included as an asset in the computation of Net Working Capital, any Tax refund, Tax credit or similar benefit (including any interest paid or credited with respect thereto) relating to a Tax period or portion thereof ending on or before the Closing Date shall be the property of the Sellers, and if received by the Purchaser or the Company shall be paid over promptly to the Sellers, less any reasonable costs or expenses incurred in connection with the receipt thereof.

ARTICLE XI.

MISCELLANEOUS

Section 11.01     Valuation of IGC Shares. The price of IGC Shares may fluctuate significantly from time to time due to natural occurrences in the market, IGC’s public disclosures, or otherwise. The Parties have independently conducted due diligence regarding the price of IGC Shares to their own satisfaction, and, for purposes of this Agreement and the transactions contemplated herein only, the Parties agree that each IGC Share shall be deemed to have a value of $1.00 for purposes of calculating the value of the Stock Consideration payable under the terms of this Agreement, regardless of the actual price of IGC Shares in the market on the Closing Date or at the time any payment of Stock Consideration is made as contemplated herein.

Section 11.02     Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, sent postage prepaid, by registered, certified or express mail or reputable overnight courier service to the parties at the following addresses:

if to the Purchaser, to:

India Globalization Capital, Inc.

10224 Falls Road,

Potomac, Maryland 20854

Attention: Ram Mukunda

with a copy to:

PilieroMazza PLLC

888 17th Street, NW, 11th Floor

Washington, DC 20006

Attention: Matthew Feinberg, Esq.

If to the Company, to:

Evolve I Inc.

Attention: [______________________]

If to the Sellers’ Representative, to:

Jay Bohannon

[______________________]

[______________________]

in either case, with a copy to Company and Counsel as intimated from time to time

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 11.01, be deemed given upon delivery, (ii) if delivered by mail in the manner described above to the address as provided in this Section 11.01, be deemed given five (5) days after mailing registered, certified or express mail, postage pre-paid, return receipt requested, and (iii) if delivered by reputable overnight courier service, be deemed given one (1) Business Day after mailing (in each case regardless of whether such notice is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 11.01). Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

Section 11.03     Entire Agreement. This Agreement and the other Transaction Documents supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

Section 11.04     Expenses. Except as otherwise expressly set forth elsewhere in this Agreement, Purchaser shall bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including, without limitation, any related broker’s or finder’s fees; and the Sellers shall bear the Company’s and the Sellers’ respective legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including, without limitation, any related broker’s or finder’s fees.

Section 11.05     Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 11.06     Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

Section 11.07     No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VIII.

Section 11.08     No Assignment; Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto, provided, however, that the prior written consent of the Sellers is not required with respect to (a) any assignment by Purchaser of its rights and obligations under this Agreement to an Affiliate or Affiliates of Purchaser so long as such assignment does not relieve Purchaser of its obligations hereunder; or (b) any collateral assignment of Purchaser’s rights and remedies under this Agreement to any lender under credit and collateral agreements, as such agreements may be amended, modified or replaced from time to time, so long as such lender does not have the right to exercise any of Purchaser’s rights and remedies under this Agreement in the absence of a default by Purchaser under the applicable credit and collateral documents. The Sellers shall execute and deliver such documents, instruments and agreements as such lenders may reasonably require to confirm, reaffirm or perfect such collateral assignment. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.09     Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 11.10     Applicable Law, Jurisdiction, etc. This Agreement is governed by and construed in accordance with the internal Laws of the State of Maryland, without regard to conflicts of law principles.

Section 11.11     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 11.12     Interpretation. The parties hereto agree that in interpreting this Agreement there will be no inferences against the drafting party.

Section 11.13     Signatures; Counterparts. For purposes of executing this Agreement and the other Transaction Documents, facsimile or PDF email attachment transmissions of any executed original document and/or retransmission of any executed facsimile or PDF email attachment transmission will be deemed to be the same as the delivery of an executed original. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 11.14      Appointment of Sellers’ Representative. By execution of this Agreement, the Sellers hereby irrevocably and unconditionally appoint Jay Bohannon as the Sellers’ Representative of all Sellers, as the attorney-in-fact for and on behalf of each such Seller, and irrevocably agree that the taking by the Sellers’ Representative of any and all actions and the making of any decisions required or permitted to be taken by it or by a Seller under this Agreement or any Transaction Documents to which the Sellers are a party are hereby authorized and approved in all respects, including without limitation the exercise of the power to (i) receive from Purchaser and disburse to Sellers any payments constituting any part of the Purchase Price and receive and disburse from and to any Party or any Third Party which may be contemplated to be made under the Transaction Documents, (ii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts with respect to any indemnification claims or disputes, (iii) resolve any indemnification claims or disputes, and (iv) take all actions necessary in the judgment of the Sellers’ Representative for the accomplishment of the other terms, conditions and limitations of this Agreement and the Transaction Documents. The Sellers’ Representative has authority and power to act on behalf of the Sellers with respect to this Agreement and the other Transaction Documents and the disposition, settlement or other handling of all indemnification claims, rights or obligations arising from and taken pursuant to this Agreement and the other Transaction Documents. The Sellers irrevocably agree to be bound by all and any such actions taken by the Sellers’ Representative in connection with this Agreement and the other Transaction Documents to which the Sellers are a party, and Sellers and Purchaser shall only be required to acknowledge or act upon written communication signed by the Sellers’ Representative. Each Seller agrees that he, she or it has not, and will not, threaten or commence or join any legal action, which term includes, without limitation, any demand for arbitration proceedings and any complaint to any foreign, federal, state or local agency, court or other tribunal, to assert any claim against the Sellers’ Representative or its advisors for acting in such capacity with respect to this Agreement or the other Transaction Documents. If any Seller commences or joins any such prohibited legal action against the Sellers’ Representative, such Seller agrees to promptly indemnify Sellers’ Representative and advisers of Sellers’ Representative for all losses, liabilities, reasonable costs or expenses, including without limitation all reasonable fees, disbursements and other charges of attorneys incurred by Sellers’ Representative and/or its advisers in defending such action as well as any monetary judgment obtained against the Sellers’ Representative in such action. The Sellers’ Representative may resign at any time upon 30 days written notice to the Sellers.

ARTICLE XII.

DEFINITIONS AND USAGE

Section 12.01     Definitions. As used in this Agreement, the following terms have the meanings indicated below:

“Affiliate” means (a) with respect to an individual, any member of such individual’s immediate family; (b) with respect to an entity, any officer, director, shareholder, partner, manager, or holder of an ownership interest of or in such entity; and (c) with respect to a Person, any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the avoidance of doubt, in the case of the Company, the term Affiliates shall include GIT, Drenched, and all subsidiaries.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Approval Cash Consideration” has the meaning set forth in Section 1.01(vii)

“Approval Consideration” has the meaning set forth in Section 1.01(viii)

“Approval Stock Consideration” has the meaning set forth in Section 1.01(viii)

“Articles” has the meaning set forth in Section 2.03.

“Assets” means the assets owned or leased the Company of every kind (whether inchoate, tangible or intangible), including, without limitation, cash, accounts, real property and personal property owned or leased by the Company, Contracts, Bids, proposals that are conceived, prepared or otherwise developed by the Company, logs, files and reports.

“Bylaws” has the meaning set forth in Section 2.03.

“Business” means the business currently conducted by the Company, including, without limitation, providing management consulting services to Governmental Entities and commercial customers.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banks in the City of New York are authorized or obligated to be closed.

“Business Protection Agreements” has the meaning set forth in Section 6.01(m).

“Capital Lease Obligation” as to any Person means the obligation of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Cash” means cash and cash equivalents.

“Closing” has the meaning set forth in Section 1.05.

“Closing Cash Consideration” has the meaning set forth in Section 1.021(i).

“Closing Consideration” has the meaning set forth in Section 1.01(ii).

“Closing Stock Consideration” has the meaning set forth in Section 1.01(ii).

“Closing Date” has the meaning set forth in Section 1.05.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Employee Plan” has the meaning set forth in Section 2.12(f).

“Company’s Organizational Documents” has the meaning set forth in Section 2.03.

“Contemplated Transactions” has the meaning set forth in Section 1.05.

“Contingent Obligation” as to any Person means the undrawn face amount of any letters of credit issued for the account of such Person and will also mean any obligation of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness, leases, dividends, letters of credit or other obligations (“Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such Primary Obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Primary Obligation or (ii) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the financial condition or solvency of the Primary Obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the obligee under any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation, or (d) otherwise to assure or hold harmless the obligee under such Primary Obligation against loss in respect thereof; provided, however, that the term Contingent Obligation will not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Continuation Coverage” has the meaning set forth in Section 2.12(k).

“Contracts” means all contracts, leases, subleases, notes, bonds, mortgages, indentures, noncompetition agreements, brokerage agreements, joint venture or partnership agreements, powers of attorney, purchase orders, and all other agreements, arrangements and other instruments, in each case whether written or oral, to which the Company is a party or by which the Company or any of its assets are bound.

“Criminal Acts” means an act resulting in a non-appealable conviction of a felony.

“Data Room” means that virtual data room hosted by PilieroMazza PLLC in connection with the Contemplated Transactions.

“Drenched” means Drenched, Inc. an Oregon corporation.

“Earn-Out Consideration” has the meaning set forth in Section 1.03(a).

“Earn Out Year” means each of Earn Out Year 1, Earn Out Year 2, and Earn Out Year 3.

“Earn Out Year 1” means the Fiscal Year of the Company ending March 31, 2021.

“Earn Out Year 2” means the Fiscal Year of the Company ending March 31, 2022.

“Earn Out Year 3” means the Fiscal Year of the Company ending March 31, 2023.

“Effective Time” has the meaning set forth in Section 1.05.

“Employee Program” means any arrangement sponsored, maintained or contributed to by the Company with respect to which the Company has or could have any liability and which is or was: (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not it is subject to ERISA; or (b) any other employee benefit plan, arrangement, program, policy or practice which is (i) the portion of any employment or consulting agreement which provides employee benefits, (ii) an arrangement providing for insurance coverage (including split-life, health, disability or retirement insurance) or workers’ compensation benefits, (iii) an incentive pay, incentive bonus or deferred bonus arrangement, (iv) a cafeteria plan under Section 125 of the Code, (v) a death benefit or survivor income arrangement, (vi) an arrangement providing termination allowance, salary continuation, severance pay, retention compensation or similar benefits, (vii) a change in control agreement, (viii) an equity compensation or profit-sharing plan, (ix) a deferred compensation plan, (x) an employee relocation, a tuition reimbursement, psychiatric or other counseling, employee assistance, dependent care assistance, or legal assistance plan or arrangement, (xi) a fringe benefit arrangement (cash or noncash), (xii) a holiday or vacation plan or policy, or (xiii) any other compensation plan, arrangement, program, policy or practice.

“Employee Sellers” means Jay Bohannon

“Environmental Claim” means any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other communication, written or oral, actual or threatened, from the United States Environmental Protection Agency or other federal, state, local or foreign agency or authority, or any other entity or individual, public or private, concerning: (a) any intentional or unintentional act or omission which involves Hazardous Materials on or off the property of a Person which might result in such Person incurring a liability; (b) the imposition of any Lien on property, including, but not limited to, Liens asserted by any Governmental Entity in connection with a remedial action to the presence or release of Hazardous Materials; or (c) any alleged violation of or responsibility under Environmental Laws which could result in a Person incurring a liability.

“Environmental Law” means any Law relating to, prevention, remediation, reduction or control of pollution, or regulation or protection of the environment or natural resources or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or Hazardous Materials, including, without limitation, such Laws relating to (a) solid waste and/or Hazardous Materials generation, handling, transportation, use, treatment, storage or disposal; (b) air, water and noise pollution; (c) soil, ground, water or groundwater contamination; (d) the manufacture, generation, processing, handling, distribution, use, treatment, storage, transportation or release, emission or discharge into the environment of Hazardous Materials; or (e) regulation of underground and above ground storage tanks.

“Environmental and Safety Requirements” means all legal requirements relating to the protection of the environment, including those relating to the use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, human exposure to, Release, threatened Release or cleanup of any Hazardous Materials. This includes, without limitation, legal requirements referenced in the definition of “Hazardous Materials” herein and any other federal, state or local legal requirements regulating releases or threatened releases of Hazardous Materials arising from the Company’s business operations at the Facility or at any other Real Property owned or leased by the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person which has ever been considered a single employer with the Company under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Facility” means the manufacturing facility owned by the Company and located in in Vancouver, Washington.

“Facility Cash Consideration” has the meaning set forth in Section 1.01(iii)

“Facility Consideration” has the meaning set forth in Section 1.01(iv)

“Facility Stock Consideration” has the meaning set forth in Section 1.01(iv)

“FDA” means the United States Food and Drug Administration.

“FDA Approval” means the approval by the FDA of the sale and marketing of the Product in the United States.

“Financial Statements” has the meaning set forth in Section 2.08.

“Fiscal Year” means a fiscal year of the Company ending on March 31.

“Flow of Funds Memorandum” has the meaning set forth in Section 6.01(d).

“Fraud” means an act, committed by or on behalf of a party, with intent to deceive another party, to induce him, her or it to enter into this Agreement, and requires: (i) a false representation made herein; (ii) with actual knowledge (as opposed to constructive, imputed or implied knowledge) that such representation is false; (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon such false representation; (iv) causing that party, in justifiable or reasonable reliance upon such false representation, to take or refrain from taking action; (v) causing such party to suffer damage by reason of such reliance; and (vi) compliance with any other applicable legal requirements for asserting a claim of fraud (including, pleading with particularity).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means the government of the United States of America, any other nation or any political subdivision thereof, whether foreign, state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GTI” means Green Turtle LLC, a Washington limited liability company.

“Hazardous Materials” means (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, urea formaldehyde foam insulation; (b) any chemicals or other materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous materials,” “toxic substances,” “pollutants,” “contaminants” or words of similar import under any applicable Environmental Law; (c) any asbestos; and (d) any other chemical or other material or substance, exposure to which, or storage, treatment or release of which is prohibited, limited or regulated by any Governmental Entity under any applicable Environmental Law.

“IGC” has the meaning set forth in Section 1.01(ii).

“IGC Shares” means shares of common stock of IGC, par value $0.0001 per share. Each IGC Share shall be deemed to have a value of $1.00 for purposes of calculating the value of the Stock Consideration payable under the terms of this Agreement.

“Indebtedness” means as to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication, all that Person’s short- and long-term indebtedness as defined under GAAP, including: (a) every obligation of such Person for money borrowed or letters of credit; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements); (e) every Capital Lease Obligation of such Person, and every lease treated as an operating lease under GAAP but as a loan or financing for Tax purposes; (f) any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection with any sales by such Person (unless such sales are on a non-recourse basis (as to collectability)) of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables, whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement; (g) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”); (h) every obligation in respect of any obligation of such Person to pay any amount under deferred payment plans to equipment manufacturers for vendor financing; (i) every unpaid obligation in respect of bonuses, change in control payments, phantom stock benefits, stock appreciation rights, profit sharing or similar obligations relating to periods prior to the Closing Date or arising as a result of the Closing, whether or not accrued; (j) deferred revenue; (k) every obligation in respect of Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable Law; (l) distributions pending reflected on such Person’s balance sheet in accordance with past practice; (m) termination or “breakage” fees associated with the early termination or transfer of vehicle leases; (n) Company level taxes payable, including delinquent payroll taxes and resulting penalties, if any; and (o) every Contingent Obligation of such Person with respect to Indebtedness of another Person, but excluding, for the avoidance of doubt, Transaction Expenses.

“Indemnified Taxes” has the meaning set forth in Section 8.03.

“Independent Accounting Firm” has the meaning set forth in Section 10.01(c).

“Initial Consideration” means the aggregate of: (i) the Closing Consideration; (ii) the Facility Consideration; (iii) the Sales Consideration; and (iv) the Approval Consideration.

“Intellectual Property” has the meaning set forth in Section 2.17(a).

“IP Licenses” has the meaning set forth in Section 2.17(a).

“Key Employees” means Jay Bohannon, John Bohannon, Paul Bohannon

“Knowledge of the Company” means the knowledge (assuming reasonable inquiry) of Jay Bohannon, John Bohannon, Paul Bohannon.

“Law” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, writs, injunctions, judgments and decrees applicable to the specified Person and to the businesses and assets thereof.

“License” means any franchise, authorization, license, registration, certification, permit, certificate of occupancy, easement, variance, exemption, certificate, consent or approval of or filed with any Governmental Entity.

“Lien” means any mortgage, pledge, assessment, security interest, lien, adverse claim, levy, charge or other encumbrance of any kind.

“Losses” has the meaning set forth in Section 8.01(a).

“Material Adverse Effect” means a (a) material adverse effect on the Business or the Assets, liabilities, operation, property, prospects or condition (financial or otherwise) of the Company or (b) a material adverse effect on the validity or enforceability of (i) this Agreement or the other Transaction Documents or (ii) the rights or remedies of the Purchaser hereunder or thereunder;

provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (a) any change with respect to a party resulting from conditions affecting the industry in which such party operates or from changes in general business or economic conditions other than any such change which has a disproportionately adverse effect on the Party when compared to the industry or the general economy, as the case may be, taken as a whole; (b) any change with respect to a party resulting from the announcement or pendency of any of the Contemplated Transactions; (c) any change with respect to a party resulting from compliance by such party with the terms of, of the taking of any action contemplated by this Agreement; (d) any natural disaster, or national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, that does not disproportionately impact the party as compared with other persons operating in the industry in which the Company operates; (e) any adverse change, event, development, or effect arising from or relating solely to financial, banking, or securities markets (including any disruption or failure thereof and any decline in any market index); (f) changes in United States generally accepted accounting principles that do not disproportionately impact the party as compared with other persons operating in the industry in which the Company operates; and (g) changes in any Laws that do not disproportionately impact the party as compared with other Persons operating in the industry in which the Company operates.

“Maximum Profit Earn-Out” has the meaning set forth in Section 1.03 for each Earn Out Year.

“Maximum Revenue Earn-Out” has the meaning set forth in Section 1.03 for each Earn Out Year.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Net Revenue” means the Company’s gross receipts from the sale of the Product reduced by related customary prompt payment and other trade discounts, insurance charges, bad debt and other allowances, credits for rejected, outdated, spoiled, damaged and returned goods, sales and use taxes and other similar governmental charges paid in connection with such sales (except income and franchise taxes). The Net Revenue shall not include the following: -

a)	revenue or profit from trading of any product under any brand;

b)

revenue or profit from IGC’s plant growing and processing business which includes but not limited to growing hemp/CBD plants, extraction services processing, and distillation services, (tolling services);

c)

revenue or profit from IGC’s brands, formulations, or products, regardless of how they are branded that are made at the facility, however these shall be counted towards revenue at a pre-determined white labeling or contract manufacturing price but will not count towards the profit incentive.

“Net Revenue Target” means each of the Year 1 Net Revenue Target, Year 2 Net Revenue Target and Year 3 Net Revenue Target.

“Non-Tax Contract” means any Contract not dealing principally with the sharing, allocation, or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such contracts (such as acquisition agreements, employment agreements, leases and loan agreements).

“Permitted Liens” means (a) liens for Taxes not yet due and payable provided that adequate reserves are maintained in accordance with GAAP on the Financial Statements, (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability Laws or similar legislation or bids, tenders, contracts or leases, and (c) landlords’, workers’, mechanics’, carriers’, warehousemen’s, suppliers’ or similar Liens arising in the ordinary course of business for amounts not yet due and payable.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, limited liability company, association, corporation, institution, entity, party, Governmental Entity or any other juridical entity of any kind or nature whatsoever.

“Personnel” has the meaning set forth in Section 2.12(a).

“Pre-Closing Tax Period” means a taxable period (or portion thereof) that ends on or before the Closing Date.

“Pre-Closing Tax Statement” has the meaning set forth in Section 10.01(b).

“Product” means the product or products of the Company listed on Exhibit D hereto.

“Profit” means the income, gain, loss, deductions including salaries, marketing expenses, and credits of the Company, attributed to the manufacturing and sale of Products, determined in accordance with generally accepted accounting principles at the close of each Fiscal Year of the Company. In the above definition deductions shall include expenses such as salaries, commissions, sales and marketing expenses, and others paid by IGC or its affiliate.

“Profit Margin” means, with respect to a particular Fiscal Year, the amount expressed as a percentage resulting from dividing the Profit for that Fiscal Year by the Net Revenue for that same Fiscal Year.

“Profit Target” means each of the Year 1 Profit Target, Year 2 Profit Target and Year 3 Profit Target.

“Proportional Share” means with respect to each Seller, a percentage that is equal to (x) the number of shares of Stock owned by such Seller as set out on Exhibit A divided by (y) the aggregate number of shares that represents all of the Stock.

“Purchase Price” has the meaning set forth in Section 1.01.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser Indemnitees” has the meaning set forth in Section 8.01(a).

“Purchaser Return” has the meaning set forth in Section 10.01(b).

“Purchaser Released Persons” has the meaning set forth in Section 9.01.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon, including but not limited to, the Facility.

“Receivable” means any and all accounts receivable, notes and other amounts receivable by the Company from third parties (including, without limitation, customers) arising from the conduct of the Business before the Closing Date.

“Retiree” means (a) any retired or former employee, director or officer of the Company; or (b) any former independent contractor of the Company.

“Sales Cash Consideration” has the meaning set forth in Section 1.01(vi).

“Sales Consideration” has the meaning set forth in Section 1.01(vi).

“Sales Stock Consideration” has the meaning set forth in Section 1.01(vi).

“Scheduled Contracts” has the meaning set forth in Section 2.18(a).

“Schedules” means the Schedules referred to in this Agreement, dated as of the date of this Agreement.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Return” has the meaning set forth in Section 10.01(a).

“Stock” has the meaning set forth in the Recital R-1.

“Stock Consideration” means all shares of IGC Common Stock delivered to the Sellers as Initial Consideration or Earn-Out Consideration under the terms of this Agreement.

“Straddle Period” has the meaning set forth in Section 10.01(e).

“Target Margin” means each of the Year 1 Target Margin, Year 2 Target Margin and Year 3 Target Margin.

“Tax or Taxes” means (a) all federal, state, county, local, municipal, foreign and other taxes, levies, assessments, duties, fees, stamp taxes or similar charges of any kind whatsoever payable to a Taxing Authority (whether directly or by withholding), including all corporate franchise, income, gross receipts, occupation, windfall profits, sales, use, ad valorem, value-added, profits, license, withholding, payroll, employment, excise, premium, real property, personal property, intangibles, customs, net worth, capital gains, transfer, stamp, documentary, social security, disability, environmental, alternative minimum, recapture, estimated and other taxes, and including all interest, penalties, fines, additions to tax and additions imposed with respect thereto; (b) any liability for the payment of any amounts of the type described in (a) as a result of being (or ceasing to be) a member of a consolidated, affiliated, combined, unitary or aggregate group for any Taxable period or being included (or required to be included) in any Tax Return related thereto; and (c) any liability for the payment of any amounts of the type described in (a) or (b) or this clause (c) as a result of being a transferee or successor to any Person.

“Tax Return” means any return, declaration (including any declaration of estimated tax payments), report, claim for refund, information statement or return, or other document or statement relating to Taxes, including any schedule or attachment thereto or other related or supporting information with respect to the foregoing, and including any amendment or supplement thereof.

“Tax Sharing Agreement” means an agreement the principal purpose of which is to allocate Tax liabilities or benefits with respect to Taxes among members of a group of entities required to compute Tax liabilities on a consolidated, combined, unitary or similar basis.

“Tax Statement Dispute” has the meaning set forth in Section 10.01(c).

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Third Party Claim” has the meaning set forth in Section 8.04(b).

“Transaction Documents” means this Agreement and any certificate or other document delivered by or on behalf of the Purchaser or the Sellers pursuant to this Agreement or in connection with the Contemplated Transactions.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any of the Sellers in connection with this Agreement, the Contemplated Transactions, and the other Transaction Documents and the transactions contemplated hereby and thereby including without limitation legal and accounting fees.

[Redacted]

Section 12.02     Usage.

(a)     The terms defined herein have the meanings set forth herein for all purposes of any agreement or instrument governed by this Agreement if such term is not otherwise defined in such agreement or instrument, and such meanings will apply equally to both the singular and plural forms of the terms defined and to the correlative forms of such terms.

(b)     Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. References in an agreement or instrument to Articles, Sections, Annexes, Exhibits and Schedules will be deemed to be references to Articles and Sections of, and Annexes, Exhibits and Schedules to, such agreement or instrument unless otherwise stated or the context otherwise requires.

(c)     General words will not be given a restrictive meaning because they are followed by words which are particular examples of the acts.

(d)     All Annexes, Exhibits and Schedules attached to an agreement or instrument are deemed incorporated therein as if set forth in full therein. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive. All references to “$” or “dollars” mean the lawful currency of the United States.

(e)     The headings of Articles, Sections, Subsections and paragraphs in this Agreement are for descriptive purposes only and do not control, alter, or otherwise affect the meaning, scope or intent of any provisions of this Agreement.

(f)     All accounting terms not defined in any agreement or instrument have the meanings determined by the generally accepted accounting principles of the United States as in effect from time to time, consistently applied.

(g)     The words “hereof,” “herein” and “hereunder” and words of similar import when used in any agreement or instrument refer to such agreement or instrument as a whole and not to any particular provision of such agreement or instrument.

(h)     References to a Person are also to its permitted successors and permitted assigns.

(i)     Unless otherwise expressly provided in any agreement or instrument, any agreement, instrument, statute, proclamation or decree defined or referred to therein or in any agreement or instrument that is referred to therein means such agreement, instrument, statute, proclamation or decree as from time to time amended, modified, supplanted or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, proclamations or decrees) by succession of comparable successor statutes, proclamations or decrees. References to all agreements or instruments include attachments thereto and instruments incorporated therein and references to any statute, proclamation or decree include all rules and regulations promulgated thereunder. For purposes of Article II, inclusion of a document, as of 5:00 pm on Closing Date, in the Data Room constitutes “delivery” of such document to Purchaser.

(j)     Evolve 1 shall change its status from a corporation to a limited liability Company as a condition precedent to this SPA.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the date first above written.

PURCHASER: India Globalization Capital, Inc.
a Maryland Corporation

By:

Name: Ram Mukunda

Title: CEO

COMPANY: EVOLVE I INC.
a Washington corporation

By:

Name: Jay Bohannon

Title: CEO

SELLERS’ REPRESENTATIVE:

Jay Bohannon

[Signature Page to Share Purchase Agreement]